   As filed with the Securities and Exchange Commission on November 20, 2001

                                                         Registration No. _____

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                        SUPER VISION INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)

         Delaware                         7389                   59-3046866
------------------------------ ------------------------------  ----------------
 (State or Jurisdiction of      (Primary standard industrial  (I.R.S. employer
incorporation or organization)   classification code number)    I. D. number)

                       Super Vision International, Inc.
                             8210 Presidents Drive
                            Orlando, Florida 32809
                                (407) 857-9900

                         (Address and telephone number
                      of principal executive offices and
                         principal place of business)

                                  ----------

                         Brett M. Kingstone, President
                       Super Vision International, Inc.
                             8210 Presidents Drive
                            Orlando, Florida 32809
                                (407) 857-9900

                      (Name, address and telephone number
                             of agent for service)

                                  ----------

                                  Copies to:

                          Suzan A. Abramson, Esquire
              Katz, Kutter, Haigler, Alderman Bryant & Yon, P.A.
                        111 N. Orange Avenue, Suite 900
                            Orlando, Florida  32801
                                (407) 841-7100

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number or the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number or the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE



   Title of Each     Amount to be              Proposed                Proposed               Amount of
   -------------     ------------              --------                --------               ---------
     Class of        Registered                 Maximum                 Maximum           Registration Fee
     --------        ----------                 -------                 -------           ----------------
 Securities to be                          Offering Price Per      Aggregate Offering
 ----------------                          ------------------      ------------------
    Registered                                   Share                   Price
    ----------                                   -----                   -----
Class A Common                 249,480               $  5.53/(1)/           $1,379,624.40              $ 344.91
Stock, $.001 Par                28,918               $  5.53/(2)/           $  159,916.54              $  39.98
Value                          149,688               $  8.02/(2)/           $1,200,497.80              $ 300.12
                               -------                                      -------------              --------
Total                          428,086                                      $2,740,038.70              $ 685.01

(1) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low sales prices of our Class A Common Stock on November 15, 2001, as reported by the Nasdaq SmallCap Market.

(2) Reflects shares of Class A Common Stock issuable upon exercise of warrants. The proposed maximum offering price per share was calculated in accordance with Rule 457(g) under the Securities Act.

     Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional shares as may be required for issuance upon the exercise of the warrants as a result of any adjustment in the number of shares issuable by reason of the anti-dilution provisions of the warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               [SUBJECT TO COMPLETION - DATED NOVEMBER 20, 2001]

                       SUPER VISION INTERNATIONAL, INC.

                    428,086 SHARES OF CLASS A COMMON STOCK
                                _______________

     The Super Vision International, Inc. stockholder listed in the table included in the "Selling Stockholder" section of this prospectus, which begins on page 32, is offering for sale all of the shares of our Class A Common Stock, par value $.001 per share, covered by this prospectus. The 428,086 shares of Class A Common Stock covered by this prospectus include both outstanding shares and shares issuable pursuant to the exercise of warrants held by the selling stockholder. The selling stockholder must first exercise the warrants and acquire the underlying shares of Class A Common Stock before they can resell those shares under this prospectus.

     The prices at which the selling stockholder may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions. Super Vision will not receive any of the proceeds from the sale of the shares of Class A common stock by the selling stockholder. We will, however, receive an indeterminate amount of proceeds if all of the warrants issued to the selling stockholder are exercised.

     We have two classes of common stock outstanding, Class A common stock and Class B common stock. The Class A common stock and Class B common stock are identical in all respects except that the Class B common stock has five votes per share while the Class A common stock has one vote per share. Further, the Class B common stock is convertible into Class A common stock on a share-for-share basis and has limited transferability.

     INVESTMENT IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Trading in our Class A common stock is conducted on the Nasdaq SmallCap Market under the symbol "SUPVA". On November 15, 2001, the closing price of the Class A common stock on the Nasdaq SmallCap Market was $5.60.
                               _______________

     The date of this prospectus is ________________, 2001.
                               _______________

                               TABLE OF CONTENTS
                               -----------------

ABOUT THIS PROSPECTUS AND WHERE YOU CAN FIND MORE INFORMATION................................   2
PROSPECTUS SUMMARY...........................................................................   3
RISK FACTORS.................................................................................   5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................................  11
USE OF PROCEEDS..............................................................................  12
MARKET PRICES OF CLASS A COMMON STOCK........................................................  12
CAPITALIZATION...............................................................................  13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........  13
DESCRIPTION OF BUSINESS......................................................................  17
MANAGEMENT...................................................................................  24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............................  28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................................  29
DESCRIPTION OF SECURITIES....................................................................  31
SELLING STOCKHOLDER..........................................................................  32
PLAN OF DISTRIBUTION.........................................................................  34
LEGAL MATTERS................................................................................  35
EXPERTS......................................................................................  35

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus constitutes an offer to sell or a solicitation to buy shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of Class A common stock.

         ABOUT THIS PROSPECTUS AND WHERE YOU CAN FIND MORE INFORMATION
         -------------------------------------------------------------

     In this prospectus, unless the context otherwise requires, "Super Vision," "we," "our," "us," the "company" and similar expressions refer to Super Vision International, Inc., a Delaware corporation, and its subsidiary, but not to the selling stockholder identified under the caption "Selling Stockholder."

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may inspect and copy these materials at the public reference facilities maintained by the SEC at:

          Judiciary Plaza                    Citicorp Center
          Room 1024                          500 West Madison Street
          450 Fifth Street, N.W.             Suite 1400
          Washington, D.C. 20549             Chicago, Illinois 60661

     You also may obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. You also can find our SEC filings at the SEC's website at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of Class A common stock offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information about our common stock, and us, we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement. Statements relating to such documents are qualified in all respects by such reference. You can review and copy the registration statement and its exhibits and schedules from the SEC at the addresses listed above or from its Internet site.

                              PROSPECTUS SUMMARY
                              ------------------

     This summary highlights certain information we present more fully in the rest of this prospectus. We encourage you to read the entire prospectus carefully.

Super Vision International, Inc.

     We are a world leader in the design and manufacture of LED and fiber optic lighting products, signs and displays for applications in the signage, swimming pool, architectural, and retail industries. We derive our revenues primarily from sales of SIDE-GLOW(R) and END-GLOW(R) fiber optic lighting cables, and fiber optic lighting sources, accessories, endpoint signs and displays. We also design, market and sell fiber optically lit waterfalls and water features. We market and distribute our products primarily through a network of independent sales representatives and distributors.

     Our SIDE-GLOW(R) fiber optic lighting cable utilizes a patented center core in the manufacturing process to produce a plastic cable which, used in conjunction with a halogen or metal-halide light source, emits light along its entire length. We market our SIDE-GLOW(R) cable as an alternative to neon lighting for indoor and outdoor architectural accents and large signs and displays. Our SIDE-GLOW(R) fiber optic lighting cable is flexible and easy to install, is not prone to the breakage associated with glass neon tubes and is energy efficient, providing significant savings in electrical costs. In addition, unlike neon, which remains a constant color, the light source for our fiber optic lighting cable makes the cable capable of changing color. While our fiber optic lighting products cannot yet achieve neon's level of brightness and are generally more costly to purchase and install, we believe the benefits of our SIDE-GLOW(R) cable outweigh these factors for a large segment of the current neon market.

     During the first half of 2001, we introduced a new line of lighting products using LED technology for signs, safety/warning lamps, lighting strips, swimming pools and spas, architectural lighting, or wherever a small light source is required. Our FlexLED product was designed specifically for illuminating channel letters.

     Our "point-to-point" fiber optic lighting products employ fiber optic strands to create signs and other types of displays in virtually unlimited shapes, sizes, designs and colors using fiber optic end points to illuminate a logo or other image. These products have been incorporated in point of purchase signs, outdoor advertising, trade shows and interior displays by numerous theatres, restaurants, nightclubs, hotels and other businesses.

     Super Vision was incorporated in Delaware in December 1993 and is the successor by merger to a Florida corporation of the same name which was incorporated in January 1991. Our principal executive offices are located at 8210 Presidents Drive, Orlando, Florida 32809, and our telephone number is (407) 857-9900.

The Offering

Class A Common Stock Offered..............   428,086 shares/(1)/

Class A Common Stock Outstanding as of
  September 30, 2001......................   2,082,610 shares/(2)/

NASDAQ SmallCap Symbol....................   Class A Common Stock      SUPVA

/(1)/ Of the shares of Class A common stock being offered by the selling stockholder, an aggregate of 178,606 shares are subject to warrants under which we will receive an indeterminate amount of proceeds if all of the warrants are exercised in full.

/(2)/ Does not include an aggregate of 438,875 shares issuable upon the exercise of warrants. There can be no assurance that any such warrants will be exercised. Does not include (i) 450,000 shares issuable upon the exercise of options granted or available for grant under the Company's 1994 Stock Option Plan, as amended and restated or (ii) 483,264 shares of Class B common stock automatically convertible into an equivalent number of shares of Class A common stock upon the sale or transfer of the Class B shares.

Summary Consolidated Financial Data

     The following table sets forth our summary consolidated financial data. This table does not represent all of our financial information. You should read this information together with our financial statements and the notes to those statements beginning on page F-1 of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

Statement of Operations Data

                                Year Ended December 31,     Nine Months Ended September 30,
                                -----------------------     -------------------------------
                                  2000            1999            2001            2000
                                  ----            ----            ----            ----
                                                               (unaudited)    (unaudited)
Revenues                      $ 11,654,167    $ 9,809,260      $8,786,708     $7,648,531
Costs and expenses             (11,696,267)    (9,849,860)      9,268,486      7,857,323
Net loss                          (259,211)      (355,741)       (698,842)      (333,902)
Net loss per common share            (0.10)         (0.14)          (0.27)         (0.13)

Balance Sheet Data:

                                  December 31, 2000      September 30, 2001
                                  -----------------      ------------------
                                                             (unaudited)
Working Capital                       $ 6,010,293            $ 5,584,301
Total Assets                           12,511,760             11,653,555
Total Liabilities                       4,558,622              4,336,068
Stockholders' equity                    7,953,138              7,317,487

                                 RISK FACTORS
                                 ------------

     Any investment in our Class A common stock involves a high degree of risk. You should carefully consider the following risks relating to our business and our Class A common stock, together with the other information described elsewhere in this prospectus. If any of the following risks actually occur, our business could be materially affected, the trading price of our Class A common stock could decline, and you might lose all or part of your investment. The risks and uncertainties described below are, however, not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently consider immaterial may also impair our operations.

We Have a History of Operating Losses and May Not be Able to Operate Profitably

     We have experienced annual losses of ($259,211), ($355,741) and ($1,541,478) for each of the years ended December 31, 2000, 1999 and 1998, respectively. Our net loss for the nine months ended September 30, 2001 was ($698,842). Our company faces significant challenges in order to reach profitability. Some of these challenges are discussed in detail in these Risk Factors. In order for our company to be successful and to grow, we will need to successfully address these challenges. Most of our expenses are fixed in nature, and we generally are unable to reduce our expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, we may continue to experience losses on a quarterly or annual basis, which could cause the market price of our Class A common stock to decline.

General Economic and Industry Conditions May Effect Our Business

     Any general economic, business or industry conditions that cause customers or potential customers to reduce or delay their purchases of lighting products, signs or displays could have a material adverse effect on our business, prospects and financial performance. Worldwide economic conditions could have an effect on the demand for our products and could result in declining revenue and earnings. The U.S. economy has been softening since the end of 2000. If this trend continues, as appears likely, we may experience difficulties collecting accounts receivable, sales and demand for our products may decrease, and our operating results will probably suffer.

Our Quarterly Operating Results Fluctuate as a Result of Many Factors

     Our quarterly revenues and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Factors that could affect our revenues include, among others, the following:

     . competitive factors, such as competitive pricing pressure and the potential introduction of new products by competitors;

     . manufacturing factors, including constraints in our manufacturing and assembly operations and shortages or increases in the prices of raw materials and components;

     . sales and distribution factors, such as changes in product mix or distribution channels resulting in lower margins, increases in sales and marketing expenses, the loss of a significant distributor or sales representative, and seasonality of sales;

     . product development and introduction problems, such as increased research, development and marketing expenses associated with new product introductions, delays in the introduction of new products and technologies, and adverse effects on sales of existing products;

     . our ability to control costs, including levels of expenses relative to revenue levels;

     . our ability to develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

     . the size, timing, rescheduling or cancellation of significant customer orders;

     . changes in our pricing policies and the pricing policies of our suppliers and competitors, pricing concessions on volume sales, as well as increased price competition in general;

     . our success in expanding and implementing our sales and marketing programs;

     .  our relatively small level of backlog at any given time;

     .  the mix of sales among our products;

     . deferrals of customer orders in anticipation of new products, or product enhancements;

     .  risks and uncertainties associated with our international business;

     .  expenses that may be incurred in litigation;

     .  personnel changes;

     . currency fluctuations and our ability to get currency out of certain foreign countries; and

     . general economic and market conditions, including housing market trends, interest rates and the weather.

     In addition, our sales in any quarter may consist of a relatively small number of large customer orders. As a result, the timing of a small number of orders may impact our quarter-to-quarter results. The loss of, or a substantial reduction in, orders from any significant customer could seriously harm our business, financial condition and results of operations.

     Our quarterly operating results are also substantially affected by the market's acceptance of our products and the level and timing of orders received. Significant portions of our expenses are relatively fixed in advance based upon our forecasts of future sales. If sales fall below expectations in any given quarter, our operating results will be adversely affected. In addition, certain product development and marketing expenditures may vary significantly from quarter to quarter and are made well in advance of potential resulting revenue.

     Due to all of the factors listed above and other risks discussed in this prospectus, our future operating results could be below the expectations of securities analysts or investors. If that happens, the trading price of our Class A common stock could decline. As a result of these quarterly variations, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

If Fiber Optic Lighting Products Do Not Gain Wider Market Acceptance Our Business and Financial Performance May Suffer

     We derive our net sales and income primarily from selling SIDE-GLOW(R) and END GLOW(R) fiber optic cables, light sources, lighting accessories, endpoint signs and displays, and fiber optically lit waterfalls and water features. Our fiber optic lighting products compete with traditional lighting technologies such as neon and florescent lighting. Traditional lighting technologies have the advantage of a long history of market acceptance and familiarity as compared to our products. The initial purchase price of our fiber optic lighting products is typically higher than conventional lighting, and our products tend to be less bright than conventional alternatives. Our continued success will depend upon increased acceptance of fiber optic lighting products as an alternative to neon and other traditional lighting technologies. Our future results are dependent upon continued growth of the fiber optic lighting market.

As part of our sales and marketing strategy, we actively seek to educate our target markets as to the advantages of fiber optic lighting systems. We believe that achievement of this objective is critical to our future success. Fiber optic lighting products may not continue to gain market share within the overall lighting market or competitors may introduce better lighting technologies, displacing fiber optic lighting products in the market. As a growth company, either of these occurrences could have a material adverse effect on our business, results of operations, and the value of our securities.

Our Sales are Dependent Upon New Construction Levels and are Subject to Seasonal Trends

     Sales of our lighting products depend significantly upon the level of new building construction and renovation. Construction levels are affected by housing market trends, interest rates and the weather. Sales of our pool and spa lighting products depend substantially upon the level of new pool construction. Because of the seasonality of construction, our sales of swimming pool and lighting products, and thus our overall revenues and income, have tended to be significantly lower in the first quarter of each year. Various economic and other trends may alter these seasonal trends from year to year, and we cannot predict the extent to which these seasonal trends will continue.

Our Future Success Depends on the Successful Development and Market Acceptance of New Products.

     We believe our revenue growth and future operating results will depend in part on our ability to complete development of new products and enhancements to existing products, introduce these products in a timely, cost-effective manner, achieve broad market acceptance of these products and enhancements, and reduce our product costs. We may not be able to introduce any new products or any enhancements to our existing products on a timely basis, or at all. In addition, the introduction of any new products could adversely affect the sales of certain of our existing products. Market acceptance of our new products depends upon many factors, including our ability to accurately predict market requirements and evolving industry standards, our ability to resolve technical challenges in a timely and cost-effective manner and achieve manufacturing efficiencies, the perceived advantages of our new products over traditional products, and the marketing capabilities of our independent distributors and strategic partners.

We Have Significant International Sales and Are Subject to Risks Associated with Operating in International Markets

     International product sales represented approximately 17% of our total revenues for the year ended December 31, 2000 and approximately 26% for the year ended December 31, 1999. We believe our international distributors are better able to service international markets due to their understanding of local market conditions and best business practices. International business operations are subject to inherent risks, including, among others:

     . unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions;

     .  longer accounts receivable payment cycles;

     .  difficulties in managing and staffing international operations;

     .  potentially adverse tax consequences;

     .  the burdens of compliance with a wide variety of foreign laws;

     . import and export license requirements and restrictions of the United States and each other country in which we operate;

     . exposure to different legal standards and reduced protection for intellectual property rights in some countries;

     .  currency fluctuations and restrictions; and

     .  political, social and economic instability.

        Any of these factors may adversely effect our future international sales and, consequently, our business and operating results. Furthermore, as we increase our international sales, our total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

        We believe that international sales will continue to represent a significant portion of our revenues, and that continued growth and profitability may require further expansion of our international operations. Many of our international sales are currently denominated in U.S. dollars. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. We do not engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations.

Competition is Increasing In a Number of Our Markets

        The lighting industry is highly competitive. Our product lines span major segments within the lighting industry and, accordingly, our products compete in a number of different markets with a number of different competitors. We compete with independent distributors, importers, manufacturers, and suppliers of lighting fixtures and other consumer products. Our competitors include some very large and well-established companies. Many of our competitors have far greater name recognition and greater financial, technological, marketing and customer service resources than we do. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources to the development, promotion, sale and support of their products than we can. Our competitors market products that compete with our products on the basis of price and other factors. Some of these competitors do not maintain warehouse operations or do not perform all of the services we provide, which requires us to charge higher prices. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily. Our ability to compete successfully in this highly competitive market depends upon our ability to manufacture and purchase quality components on favorable terms, ensure our products meet safety standards, deliver our products promptly at competitive prices, and provide a wide range of services. We anticipate that any future growth in fiber optic lighting will be accompanied by continuing increases in competition. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations.

We May Not be Able to Adequately Protect or Enforce Our Intellectual Property Rights

        We consider our technology and procedures proprietary. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access our proprietary technology and our business, financial condition and results of operations could be harmed. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.

        We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. We have engaged in litigation in the past, and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on terms acceptable to us, or at all. We also may have to indemnify certain customers or strategic partners if it is determined that we have infringed upon or misappropriated another party's intellectual property. Any of these results could adversely affect our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could seriously harm our business, financial condition and results of operations.

We Rely on Third Parties for a Significant Portion of Our Sales; Terms and Conditions of Sales are Subject to Change With Very Little Notice

     We rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through independent distributors and agents. Our current agreements with indirect sales channels are non-exclusive with regard to lighting products in general, but exclusive with respect to fiber optic and LED lighting products. We anticipate that any such agreements we enter into in the future will be on similar terms. Furthermore, our agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these sales channels perform and cannot be certain that either our customers or we will be satisfied by their performance. If these distributors and agents significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our revenues and profits.

We Depend on Third-Party Suppliers

     We depend on others to manufacture a significant portion of the component parts we incorporate into our products. We purchase our component parts from numerous third-party manufacturers and believe that numerous alternative sources of supply are readily available for most component parts. We depend on our suppliers to satisfy performance and quality specifications and to dedicate sufficient production capacity for components within scheduled delivery times. We do not maintain contracts with any of our suppliers; instead, we purchase our components pursuant to purchase orders placed from time to time in the ordinary course of business. This means we are vulnerable to unanticipated price increases.

     We purchase fiber optic strands from a single Japanese supplier. While we believe alternative sources for fiber optic strands are available to enable us to produce our endpoint signs and displays, the SIDE-GLOW(R) and END GLOW(R) cables require fiber optic material of a higher quality than we believe is currently available elsewhere. Accordingly, the loss of this supplier or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative supplier could be found.

     We may be subject to various import duties applicable to materials manufactured in foreign countries and, in addition, may be affected by various other import and export restrictions, as well as other considerations or developments impacting upon international trade, including economic or political instability, shipping delays and product quotas. These international trade factors will, under certain circumstances, have an impact both on the cost of components (which will, in turn, have an impact on the cost to us of the manufactured product) and the wholesale and retail prices of our products.

We Depend on Key Employees in a Competitive Market for Skilled Personnel; the Loss of the Services of any of our Key Employees Could Materially Affect our Business

     Our future success will depend to a large extent on the continued contributions of certain key employees, many of whom would be difficult to replace. Our success depends upon the continued contributions of Brett Kingstone, our Chairman of the Board, President and Chief Executive Officer. Our future success also will depend on our ability to attract and retain qualified technical, sales, marketing and management personnel, for whom competition is intense. The loss of, or failure to attract and retain, any such persons could delay product development cycles, disrupt our sales and marketing functions, disrupt our operations, or otherwise harm our business or results of operations.

Our Business is Subject to Additional Risks that Could Materially and Adversely Affect Our Future Business, Including:

     . manufacturing risks, including the risks of shortages in materials or components necessary to our manufacturing and assembly operations, and the risks of increases in the prices of raw materials and components;

     . sales and distribution risks, such as risks of changes in product mix or distribution channels that result in lower margins;

     .  risks of the loss of a significant customer;

     . risks of the effects of volume discounts that we grant from time to time to our larger customers, including reduced profit margins; and

     . risks of product returns and exchanges; we cannot be assured that we will not experience component problems in the future that could require increased warranty reserves and manufacturing costs.

Our President and Chief Executive Officer Controls a Significant Percentage of Our Common Stock

     On September 30, 2001, Brett M. Kingstone, our Chairman of the Board, President and Chief Executive Officer, owned beneficially approximately 14% of our outstanding common stock, including all of the outstanding shares of our Class B Common Stock. Mr. Kingstone has approximately 57% of the voting power of our outstanding shares and is able to control all matters requiring stockholder approval, including election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our Class A common stock. In addition, Mr. Kingstone is in a position to impede transactions that may be desirable for other stockholders. He could, for example, make it more difficult for anyone to take control of us.

The Trading Price of Our Class A Common Stock is Volatile

     The trading price of our Class A common stock has been subject to wide fluctuations in the past. Since January 2000, our Class A common stock has traded at prices as low as $5.50 per share and as high as $9.88 per share. We may not be able to increase or sustain the current market price of our Class A common stock in the future. As such, you may not be able to resell your shares of Class A common stock at or above the price you paid for them. The market price of our Class A common stock could continue to fluctuate in the future in response to various factors, including, but not limited to:

     .  quarterly variations in operating results;

     .  our ability to control costs and improve cash flow;

     .  shortages announced by suppliers;

     .  acquisitions of businesses, products or technologies;

     .  changes in pending litigation or new litigation;

     .  changes in investor perceptions;

     . introduction of new products or product enhancements by us or by our competitors; and

     . changes in earnings estimates or investment recommendations by securities analysts.

     The stock market in general has recently experienced volatility, which has particularly affected the market prices of equity securities of many high technology companies. This volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our Class A common stock. In the past, companies that have experienced volatilities in the market price of their securities have been the subject of securities class action litigation. If we were to become the subject of a class action lawsuit, it could result in substantial losses and divert management's attention and resources from other matters.

Our Stock Structure and Certain Anti-Takeover Provisions May Affect the Price of Our Common Stock

     Certain provisions of our certificate of incorporation could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our Class A common stock entitles the holder to one vote per share and our Class B common stock entitles the holder to five votes per share. The disparity in the voting rights between our common stock, as well as Mr. Kingstone's beneficial ownership of all of the Class B common stock, could discourage a proxy contest or make it more difficult for a third party to effect a change in our management and control. In addition, our Board of Directors is authorized to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with voting, conversion and other rights and preferences superior to those of our common stock, as well as additional shares of Class B common stock. Our future issuance of preferred stock or Class B common stock could be used to discourage an unsolicited acquisition proposal.

We Do Not Pay Cash Dividends

     We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on either class of our common stock in the foreseeable future.

We May Be Subject to Additional Risks

     The risks and uncertainties described above are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
               -------------------------------------------------

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" or similar words. You should read statements that contain these words carefully for the following reasons:

     .  the statements discuss our future expectations;

     . the statements contain projections of our future earnings or of our financial condition; and

     .  the statements state other "forward-looking" information.

     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our class A common stock, you should be aware that the occurrence of any of the events described in the above risk factors, elsewhere in this prospectus and other events that we have not predicted or assessed could have a material adverse effect on our earnings, financial condition and business. If the events described above or other unpredicted events occur, then the trading price of our Class A common stock could decline and you may lose all or part of your investment.

                                USE OF PROCEEDS
                                ---------------

     The shares of our Class A common stock offered under this prospectus are for the account of the selling stockholder. We will not receive any of the proceeds from sales of the shares by the selling stockholder. However, 178,606 of the shares covered by this prospectus are subject to issuance by us pursuant to the exercise of warrants. Warrants to purchase up to 149,688 shares have an exercise price of $8.02 per share. We will not receive any proceeds from the exercise of the remaining 28,918 warrants. Any cash proceeds we receive from the exercise of these warrants would be used for general corporate purposes.

                     MARKET PRICES OF CLASS A COMMON STOCK
                     -------------------------------------

     Our Class A common stock has been quoted in the Nasdaq SmallCap Market under the symbol SUPVA since March 1994. The following table sets forth the high and low bid prices for our Class A common stock as reported by the Nasdaq SmallCap Market for the periods indicated.

                                               Bid Prices
                                               ----------
                                             High       Low
                                             ----       ---
                    Year Ending
                    -----------
                    December 31,
                    ------------
                    2001
                    ----

                    First Quarter              7        5-1/2
                    Second Quarter           7-3/5      6-1/8
                    Third Quarter              7        5-3/4

                    Year Ended
                    ----------
                    December 31,
                    ------------
                    2000
                    ----

                    First Quarter            9-7/8        6
                    Second Quarter           8-3/8      7-5/8
                    Third Quarter              8          7
                    Fourth Quarter           7-3/4      5-1/2

                    Year Ended
                    ----------
                    December 31,
                    ------------
                    1999
                    ----

                    First Quarter            6-1/8      3-7/8
                    Second Quarter             6        4-5/8
                    Third Quarter            5-1/8      3-3/4
                    Fourth Quarter           6-1/2      4-1/8

     As of November 7, 2001, we believe that there were approximately 575 holdes of record of our Class A common stock.

     We have never paid any cash dividends, and we do not intend to pay any cash dividends on our Class A common stock for the foreseeable future. We intend to reinvest our earnings, if any, in the growth and expansion of our business. There are no restrictions that limit our ability to pay dividends or that are likely to do so in the future.

                                CAPITALIZATION
                                --------------

         The following table sets forth our capitalization as of September 30, 2001. The table should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                                    September 30, 2001
                                                                                    ------------------
                                                                                            (unaudited)


          Obligation under capital lease                                                   $ 2,994,419

          Stockholders' Equity:
            Preferred stock, $.001 par value, 5,000,000 shares
               authorized, none issued
            Class A common stock, $.001 par value, authorized 16,610,866 shares,
               2,082,610 issued and outstanding
               at September 30, 2001                                                             2,083
            Class B common stock, $.001 par value, 3,389,134 shares
               authorized, 483,264 issued and outstanding at
               September 30, 2001                                                                  483
          Accumulated other comprehensive loss                                                 (23,292)
          Additional paid-in capital                                                        10,597,336
          Accumulated deficit                                                               (3,259,123)
                                                                                        --------------
          Total stockholders' equity                                                    $    7,317,487
                                                                                        --------------
          Total capitalization                                                          $   11,653,555
                                                                                        ==============


===================================================================================================================

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   -----------------------------------------------------------------------
                                 OF OPERATIONS
                                 -------------


         The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

Results of Operations

         Year Ended December 31, 2000 compared to December 31, 1999

         Revenues

         Our revenues are derived primarily from sales of SIDE-GLOW(R) and END GLOW(R) fiber optic cables and light sources, LED lighting products, lighting accessories, endpoint signs and displays, and fiber optically lit waterfalls and water features. Revenues for the year ended December 31, 2000 were approximately $11,654,000 as compared to $9,809,000 during the preceding year, an increase of approximately $1,845,000 or 19%. This increase was primarily the result of sales growth in the pool and spa market, and the architectural market, which increased 87% and 29%, respectively, over 1999 levels. Both international and sign revenues decreased 23% as compared to 1999.

         We derived approximately 28% of our total revenues from Hayward Pool Products, Inc. in 2000 compared to approximately 19% in 1999. Previously, Hayward was the exclusive worldwide distributor of our fiber optic lighting products in the swimming pool and spa market. On August 15, 2001, we reached an agreement with Hayward terminating Hayward's exclusive distribution rights as of September 30, 2001. Our agreement with Hayward allowed us to commence direct selling of our fiber optic lighting products in the swimming pool and spa market worldwide, except in the United States and Canada, as of August 15, 2001, and within the United States and Canada as of October 1, 2001. Pursuant to our agreement, Hayward has requested us to repurchase certain fiber optic lighting products previously sold by us to Hayward. We are obligated to repurchase the inventory at Hayward's cost of $300,000. We have agreed to pay Hayward $150,000 on or before December 31, 2001 and $150,000 on or before January 1, 2002. In connection with exercising its option to request us to repurchase certain inventory, Hayward has elected to forfeit and cancel warrants covering 49,896 shares of our Class A common stock.

The termination of Hayward's exclusive distribution rights also released Hayward from any annual minimum purchase commitments for 2001 and beyond.

         Gross Margin

         Gross margin for the year ended December 31, 2000 increased to approximately $3,736,000, a 7% increase over 1999. Our gross margin percentage was 32% for the year ended December 31, 2000 as compared to 36% for 1999. Gross margin is dependent, in part, on product mix, as well as our mix of customers, which fluctuates from time to time. Our decrease in gross margin percentage was mainly due to a lower mix of fiber optic cable sales and an increase in the reserve for potentially slow moving or obsolete inventory. Cable sales accounted for approximately 40% of total revenues for 2000, as compared to 49% for 1999. The margin decline was further impacted by sales of approximately $1,318,000, or 28% of cable related products, to Hayward. As part of the now terminated distribution agreement between our company and Hayward, Hayward received a significant discount from list price. Excluding the increase in the inventory reserve of approximately $111,000, gross margin for the year ended December 31, 2000 was approximately $3,847,000 or 33%.

         Selling, General and Administrative Expenses

         Selling, general and administrative expenses for the year ended December 31, 2000 were approximately $3,323,000, or 29% of revenues, compared to approximately $2,978,000, or 30% of revenues, for 1999, an increase of approximately $345,000, or 12% over the preceding year. An increase in legal fees relating to our prosecution of a patent infringement action with respect to our fiber optic cable was the major contributing factor to the expense increase over 1999.

         Research and Development

         Research and development costs were approximately $455,000 for the year ended December 31, 2000 compared to approximately $544,000 for 1999, a decrease of 16%. Research and development costs are expensed as incurred, primarily in advance of any related sales and in some cases may not ultimately generate sales. The decline from 1999 was primarily due to the cancellation of product development efforts in mid 1999. Research and development expense represented approximately 4% of revenues in 2000 as compared to 6% in 1999.

         Interest

         We had interest income for the year ended December 31, 2000 of approximately $187,000 compared to approximately $131,000 for 1999 due to higher average cash balances during the year. Interest expense of approximately $439,000 for the year ended December 31, 2000 compared to approximately $444,000 for 1999 related to the capital lease for our facility in Orlando, Florida.

         Income Tax

         We have a full valuation allowance against income tax benefits resulting from losses incurred on operations and, as a result, there was no provision for income tax in 2000 or 1999.

         Net Loss

         Our net loss for the year ended December 31, 2000 was approximately $(259,000), or $(0.10) per basic and diluted share, compared to a net loss of approximately $(356,000), or $(0.14) per basic and diluted share, for 1999. The decrease in the net loss was due to the increase in gross margin offset by higher selling, general and administrative expense and lower non-operating expenses.

         Nine Months Ended September 30, 2001 compared to September 30, 2000

         Total revenues for the nine months ended September 30, 2001 were approximately $8,787,000 as compared to approximately $7,649,000 for the nine months ended September 30, 2000 an increase of approximately $1,138,000 or 15%. The increase was primarily the result of growth in the domestic architectural lighting and international markets, up approximately $1,648,000 and $311,000, respectively. Increased revenues in the architectural and international markets were principally offset by reductions in the pool and sign markets of approximately $1,080,000 and $298,000, respectively.

         Gross margin for the nine months ended September 30, 2001 was approximately $2,937,000 or 33% as compared to approximately $2,295,000 or 30% for the nine months ended September 30, 2000. The increase in the amount of gross margin over the comparable period in 2000 was mainly due to the increased volume of domestic architectural lighting products. The increase in the gross margin percentage from 30% to 33% was the result of enhancements to our sales process, a lower mix of sales of pool related products to Hayward, and the implementation of cost reductions in material components.

         Going forward our focus continues to be on improving gross margin and profitability. To that end, we intend to continue aggressively pursuing reducing the cost of our key material components. We are in the process of sourcing assembly of illuminators overseas, which we expect to have a favorable impact on our overall gross margin after 2001. We also expect that the assembly of illuminators overseas will yield excess manufacturing space that we are seeking to sublease.

         Selling, general and administrative expenses were approximately $3,095,000 for the nine months ended September 30, 2001 as compared to approximately $2,169,000 for the same period in 2000, an increase of approximately $927,000 or 43%. The increase was primarily due to additional sales and marketing related expenses to support our sales in the domestic architectural lighting market. We currently expect that selling, general and administrative expense will continue to increase in absolute dollars in order to support the distribution of our products in the domestic architectural lighting market.

         Research and development costs were approximately $324,000 for the nine months ended September 30, 2001 as compared to approximately $335,000 for the same period in 2000.

         Interest expense of approximately $324,000 for the nine months ended September 30, 2001, as compared to approximately $330,000 for the same period in 2000, relates to the capital lease for our facility in Orlando, Florida.

         We have a full valuation allowance against income tax benefits resulting from losses incurred on operations and as a result there was no provision for income tax for the nine months ended September 30, 2001 or 2000.

         The net loss for the nine months ended September 30, 2001 was approximately $(699,000), or $(0.27) per basic and diluted common share, as compared to a net loss of approximately $(334,000), or $(0.13) per basic and diluted common share, for the nine months ended September 30, 2000. The increase in loss is primarily due to higher selling, general and administrative expenses partially offset by increased gross margin, as well as a reduction in other income we had been receiving from the sublease of the warehouse portion of our facility. For the nine months ended September 30, 2000, other income also included funds received in connection with a supplier settlement in favor of our company.

Liquidity and Capital Resources

         Historically, we have financed our operations primarily with cash flow from operations and equity capital.

         At September 30, 2001, the Company had working capital of approximately $5,584,000, a decrease of approximately 7.1% over working capital of approximately $6,010,000 at December 31, 2000.

         Nine months ended September 30, 2001 compared to September 30, 2000

         Net cash used in operations amounted to approximately $425,000 for the nine months ended September 30, 2001 compared to approximately $152,000 of cash provided by operating activities for the nine months ended September 30, 2000. The most significant source of cash provided by operating activities was generated by a decrease in accounts receivable of approximately $223,000, mainly due to the timing of customer payments. Cash used in operations during the first nine months of 2001 was mainly attributable to a decrease in accounts payable due to the timing of supplier payments, which amounted to $105,233 and a net increase in inventory of approximately $97,000. The net increase in inventory was the result of an increase of approximately $239,000 primarily due to initial stocking levels of LED products to support the launch of our LED product line offset by a reduction in inventory of approximately $142,000, related to the write off of products associated with litigation that was settled in May 2001.

         Net cash provided by investing activities for the nine months ended September 30, 2001 amounted to approximately $271,000. Proceeds from the sale of investments in the amount of approximately $1,002,000 resulted from the maturity of U.S. Corporate Securities. The most significant use of cash for investing activities was the purchase for investment of a fixed income security, which amounted to approximately $501,000. Other uses of cash for investing activities included the purchase of property and equipment for prototype and design, and the purchase of computer hardware, software, furniture, fixtures, and tooling in the amount of approximately $219,000.

         Net cash provided by financing activities for the nine months ended September 30, 2001 amounted to approximately $29,000. Proceeds in the amount of approximately $77,000 from the exercise of employee stock options were offset by payments of approximately $48,000 on the capital lease obligation related to our facility.

         Year ended December 31, 2000 compared to December 31, 1999

         Net cash provided by operations amounted to approximately $799,000 for the year ended December 31, 2000 as compared to approximately $58,000 for the year ended December 31, 1999. The increase in cash provided by operations was primarily the result of an increase in accounts payable in 2000 of approximately $395,000, due to the timing of payments to suppliers, which was partially offset by increases in prepaid expenses and inventory of approximately $69,000 and $158,000, respectively.

         Net cash used by investing activities for the years ended December 31, 2000 and 1999 amounted to approximately $310,000 and $1,675,000, respectively. Capital expenditures of approximately $247,000 for tooling, leasehold improvements in connection with the construction of our new showroom, computer and office equipment and trade show fixtures accounted for most of the investing activities for 2000.

         The purchase of long-term investments in corporate bonds (approximately $997,000) and short term fixed income mutual fund (approximately $370,000) accounted for the primary use of cash from investing activities in 1999. The corporate bonds matured on August 1, 2001 and earned interest at the rate of 7%. The short term fixed income fund earns a fixed rate of interest at the current level of 7.56%.

We also used cash in the amount of approximately $284,000 in 1999 principally to upgrade manufacturing tooling and equipment.

         Payments on capital lease obligations in the amount of approximately $47,000 were offset by approximately $58,000 in proceeds from the exercise of employee stock options in 2000.

         Our company had available a $1,000,000 line of credit during the first half of 1999. Amounts under the line were due on demand with interest payable monthly at the prime rate. Certain securities served as collateral for this line of credit. On July 15, 1999 we terminated the line of credit arrangement. Borrowings and repayments under the line of credit amounted to approximately $405,000 during 1999.

         We believe that available cash, together with funds expected to be generated from operations, will be sufficient to finance our working capital requirements, as well as planned expansion, for the next twelve months as currently contemplated.

                            DESCRIPTION OF BUSINESS
                            -----------------------

General

         Our company is a world leader in the design and manufacture of energy efficient LED and fiber optic lighting products, signs and displays for applications in the signage, swimming pool, architectural, and retail industries.

Products and Services

         SIDE-GLOW(R)END GLOW(R)

         Our SIDE-GLOW(R) fiber optic lighting cables are marketed as an alternative to neon and other conventional lighting products, for use in accent lighting, theme lighting and lighting areas where maintenance and breakage are of concern to the end user. SIDE-GLOW(R) fiber optic lighting cable is flexible and easy to install, is not prone to the breakage associated with glass neon tubes and is energy efficient, providing significant savings in electrical costs and maintenance. In addition, the cables can be combined with standard or custom manufactured light sources and control systems to create color-changing patterns and unique lighting systems. The cables are offered in a variety of diameters with a wide range of light sources.

         END GLOW(R) cables are utilized to transmit cool, ultra violet and heat free light from a remote light source to the object or area being lighted. We market our END GLOW(R) cables in conjunction with our line of light sources and lighting accessories for a variety of applications from swimming pool and spa lighting to display case lighting and residential landscape lighting. END GLOW(R) cables allow for unique lighting of areas or objects with the added benefits of fiber optics. Utilizing our state of the art fiber optic cabling systems, we are able to custom manufacture END GLOW(R) cables to user specifications, in order to deliver the required amount of light to the object at the most affordable cost.

         Our SIDE-GLOW(R) and END GLOW(R) cables have been incorporated in diverse locations worldwide. Applications of these products can be found in the following places: the world's largest fiber optically lit pool in the Westin Hotel, St. John's, U.S. Virgin Islands; Universal Studios CityWalk, Florida; the Coca-Cola sign in New York Times Square; and the Pepsi Cola sign in Caracas, Venezuela.

         During 2000, our SIDE-GLOW(R) and END GLOW(R) cable products accounted for approximately 40% of our total revenues. We believe that this product area offers our largest growth potential and, therefore, we intend to devote the majority of our engineering, sales and marketing efforts to expand this area of our business and the related light source product lines described below.

Light Sources

         We manufacture a variety of light sources used in conjunction with our SIDE-GLOW(R) and END GLOW(R) fiber optic cables and lighting accessories to create full lighting systems. Each line of light sources was created to meet specific market needs and applications. The light sources are manufactured to meet the standards established by Underwriters Laboratories and comparable certifying bodies worldwide. We currently manufacture numerous standard catalog light sources for the following: endpoint fiber optic applications and certain SIDE-GLOW(R) applications; swimming pool and residential applications; display case and interior theme lighting industries; and commercial lighting and signage. We also manufacture a wide variety of custom light sources for specific market needs based on a survey of a customer's lighting applications.

         We utilize control systems with our light sources to allow for customization of lighting systems. All of our light sources are designed to accept a variety of unique controller options, allowing the basic light sources to meet a wide variety of market needs. Multiple light sources can be sequenced using our proprietary control systems to create special lighting effects.

         Light source product lines represented approximately 43% of our total revenue during 2000. We believe that maintaining a competitively priced and commercially superior line of light sources is critical to continued growth in all of our product lines and markets. We plan to devote significant resources to continue development of these products and markets.

Endpoint Signs and Displays

         We design, manufacture, and install endpoint fiber optic signs and custom displays for advertising, signage and point of purchase displays. Custom patterns are created using sophisticated design tools and software, which are then tailored to customer specifications. These patterns are fed into automated equipment to produce drilled patterns in the subject material. Fiber optic filaments are then placed, treated and gathered to a light source. Utilizing a variety of techniques, the fibers are then ordered within the light source and computer generated color disk assembly to create the desired visual effects. During 2000, endpoint signs and displays accounted for approximately 5% of our total revenues.

Lighting Accessories

         We sell a variety of lighting accessories and fixtures for use with our fiber optic cables and light sources. These fixtures include underwater lens assemblies, display case fixtures, downlights and landscape accessories. The accessories and fixtures are used to provide direct object lighting, decorative accent lighting and special effect lighting. We believe that providing these fixtures and accessories to the market enhances our ability to market our fiber optic products as a full lighting package, as opposed to a component line. During 2000, lighting accessories accounted for approximately 8% of our total revenues.

LED Lighting Systems

         During the first half of 2001, we introduced a line of lighting products using LED technology for signs, safety/warning lamps, lighting strips, swimming pools and spas, architectural lighting, or wherever a small light source is required. Our FlexLED product was designed specifically for illuminating channel letters.

Waterfalls

         We design and manufacture fiber optically lit waterfalls and water features primarily used in swimming pools and spas, through our wholly-owned subsidiary, Oasis Waterfalls LLC. During 2000, Oasis Waterfalls LLC accounted for approximately 4% of our total revenue.

Sales and Marketing

         Our products are utilized in a wide variety of applications; consequently, we use numerous marketing channels and strategies to reach target customers.

         From November 1998 to October 2000, we had an exclusive distribution, sales and marketing agreement with Cooper Lighting, Inc. and Cooper Industries (Canada), Inc. pursuant to which Cooper acquired the North American rights to market, sell and distribute our products to certain markets including the architectural lighting market. In consideration for these rights, Cooper agreed to purchase up to $47,075,000 of our products over a five-year period. Cooper did not meet its minimum purchase commitments. Effective October 31, 2000, we mutually agreed to terminate our distribution agreement with Cooper. We derived approximately 13% of our total revenue from Cooper during 2000, compared to approximately 26% in 1999. Separate from the distributorship agreement with Cooper, we received an order from Regent Lighting Corporation, an affiliate of Cooper, to supply outdoor lighting products. We derived approximately $1,525,000, or 13% of our total revenues from Regent Lighting Corporation in 2000.

         We currently market and distribute our architectural lighting products in North America through a network of approximately 90 lighting agencies covering the United States and Canada. These independent lighting agencies provide assistance in the lighting specification process and direct customers to purchase our products.

         From September 1996 to October 2001, we had an exclusive distribution agreement with Hayward Pool Products, Inc., the world's largest swimming pool products supplier, pursuant to which Hayward acquired the worldwide rights to market and sell our fiber optic lighting products in the swimming pool and spa market. On August 15, 2001, we reached an agreement with Hayward terminating Hayward's exclusive distribution rights, as of September 30, 2001. Our agreement with Hayward allowed us to commence direct selling of our fiber optic lighting products in the swimming pool and spa market worldwide, except in the United States and Canada, as of August 15, 2001, and within the United States and Canada as of October 1, 2001. The termination of Hayward's exclusive distribution rights also released Hayward from any annual minimum purchase commitments for 2001 and beyond. We derived approximately 28% of our total revenues from Hayward in 2000 compared to approximately 19% in 1999.

         We currently market and sell our lighting products in the swimming pool and spa market through a network of independent manufacturer's representatives. We believe our new direct distribution channels will allow us to more closely serve our customers as well as offer new services such as the bundling of product and installation.

         International sales accounted for approximately 17% of our total revenue for 2000 compared to approximately 26% in 1999. We have entered into exclusive and non-exclusive marketing and sales arrangements with leading lighting companies in international territories. We provide technical expertise and limited marketing support, while our international distributors provide sales staff, local marketing, and product service. We believe our international distributors are better able to service international markets due to their understanding of local market conditions and best business practices.

         We use a combination of direct marketing and manufacturer's representatives for our signage product lines in order to reduce end user costs. We also market endpoint signs and displays directly to end users, principally Fortune 500 companies worldwide. We also utilize direct sales efforts to create specific applications for our lighting products for large national commercial and retail lighting projects, including original equipment manufacturer (OEM) opportunities.

Manufacturing and Suppliers

         The fiber optic strands used in our endpoint signs and displays, as well as the production of our SIDE-GLOW(R) and END GLOW(R) cables, are purchased from a key Japanese supplier. While we believe there are alternative sources for the fiber optic strands used in the production of our endpoint signs and displays, we believe our SIDE-GLOW(R) and END GLOW(R) cables require fiber optic material of a higher quality than is available elsewhere.

         We use customized cabling and extrusion equipment to internally produce our SIDE-GLOW(R) and END GLOW(R) cables. In August 1997, simultaneously with relocating to our current facility, we upgraded and retrofitted our cabling and extrusion equipment to increase quality and production capability. Monitoring and, when desirable, revising our manufacturing process has allowed us to increase quality, improve capabilities and maintain process control. In November 1998, we made process modifications, which yielded a 68% improvement in light output of our SIDE-GLOW(R) cables, which we began shipping in February 1999. We believe that as production volume increases, our equipment may further reduce the manufacturing costs of our SIDE-GLOW(R) and END GLOW(R) cables, and therefore allow us to offer our products to the market at prices equivalent to neon lighting. In the event our cabling and extrusion equipment is ever disabled for any significant period of time, we could outsource the manufacturing of our products.

         We manufacture the light sources and control systems used with our SIDE-GLOW(R) and END GLOW(R) cables and endpoint signs and displays in our facility in Orlando, Florida. The designs of the light sources are considered proprietary, and we have U.S. patents issued with respect to certain designs. All endpoint signs and displays are manufactured directly by us based on the clients' specifications, or designed jointly by our client and our highly experienced personnel. We believe our ability to offer a full range of products, and design, engineering and support services, are unique in the market place, and are important to our prospects for future growth.

         Our production strategy is to continue to reduce materials costs. We intend to reduce our dependence on outside suppliers by expanding our manufacturing capabilities and engineering our products around off the shelf components combined with proprietary designs. We intend to continue research and development to further reduce production costs of existing products.

Research and Product Development

         We constantly strive to enhance our existing products. We also plan to develop additional products and identify new markets and distribution channels. We consider our ability to constantly improve existing products, rapidly introduce new products to fill identified needs, and design solutions for custom applications to be critical to our growth. We believe our responsiveness to the market to be an important differentiating factor, and we will continue to provide rapid response to market trends. We believe that the increasing market for fiber optic lighting products in general may attract larger companies into the market with more capital and technical personnel than we currently employ. Accordingly, we plan to continue to explore joint product development activities with our marketing partners to maintain our competitive advantage and defend our market position.

         During 2000, we spent approximately $455,000 on engineering and product development activities, as compared to approximately $544,000 in 1999. The decline is mainly due to the cancellation of several product development efforts. We feel our success will depend, in large part, on our ability to continue to improve and enhance our existing products as well as develop new products and applications for our technologies. In addition, we believe we must improve gross margins on all product lines through engineering and research.

         We believe increased levels of spending on research and development may be necessary to successfully develop a product which has the brightness of neon and which can be sold at a comparable price. Additionally, as new market opportunities are found, increased levels of product development may be warranted to rapidly design, engineer and produce products to fill these market needs.

Competition

         We currently face competition from both traditional lighting technologies such as neon and florescent lighting and from competitors specifically engaged in fiber optic lighting. Several larger companies which are currently engaged in traditional lighting technologies or lighting component manufacturing have announced their intention of entering the fiber optic lighting market through acquisition or formation of divisions or subsidiaries dedicated to penetrating the fiber optic lighting market. There can be no assurance that a large conventional lighting company will not enter the market and utilize its resources to capture significant market share and adversely affect our operating results.

         Traditional lighting technologies have the advantage of a long history of market acceptance and familiarity as compared to our fiber optic products. We actively seek to educate our target markets as to the advantages of fiber optic lighting systems and believe that achievement of this objective is critical to our future.

         We must also compete with traditional lighting on the issues of maintenance costs, safety issues, energy usage, price and brightness. We believe our products can effectively compete against traditional lighting in the areas of maintenance costs, safety and energy consumption. Our lighting systems offer the advantage of centralized light source maintenance for lamp replacement. This feature is superior to other lighting systems, such as neon, which require maintenance throughout the lighting system. Additionally, the SIDE-GLOW(R) and END GLOW(R) cables are virtually maintenance and breakage free, as opposed to neon and other comparable lighting products which experience high breakage rates both in the field and in shipment. This reduced breakage also results in an additional advantage in the area of safety. Further, our products result in a voltage free light, which is particularly beneficial in wet and underwater applications, where risk of shock from electricity in the lighted path is an issue. Our products also eliminate the majority of heat and radiation at the light output, which can be advantageous in applications where these factors may not be desirable, particularly with respect to lighting accessories such as task lighting and display case lighting.

         Our products may not favorably compete with traditional lighting on the basis of price for smaller lighting systems and in particular with neon systems in smaller scale applications, which comprise a large portion of the available market. Additionally, fiber optic lighting systems do not equal neon's brightness in a cost-effective manner for many applications. In applications calling for maximum brightness and competitive cost, our products may not be able to compete effectively with traditional lighting products.

         Our company currently faces competition from a defined number of companies directly involved in the field of fiber optic lighting addressed by our SIDE-GLOW(R) and END GLOW(R) cables and light source products. These companies utilize a technology similar to ours and compete generally on the basis of price and quality. We believe our company may compete favorably in markets where price is the central issue. Our quality control system also allows us to compete on the basis of quality of product and services delivered. There can be no assurance, however, that the current competitors directly involved in this industry or a new competitor will not develop processes or technology which will allow them to decrease their costs, and consequently, erode our price advantage.

Patents and Proprietary Rights

         We consider our technology and procedures proprietary and rely primarily on patent and trade secret laws and confidentiality agreements to protect our technology and innovations. Employees of our company, as well as technical consultants who may be hired from time to time, enter into confidentiality and/or invention assignment agreements and non-competition agreements providing for non-disclosure of our proprietary and trade secret information and the assignment to the company of all inventions, improvements, technical information and suggestions relating in any way to our business (whether patentable or not) which the employee or consultant develops during the period of their employment or association with our company. Despite these restrictions, it may be possible for competitors or customers to copy one or more aspects of our products or obtain information that we regard as proprietary. Furthermore, there can be no assurance that others will not independently develop products similar to those sold by us. We therefore believe that producing the highest possible quality products, at the most competitive prices, is the best means to protect against competitive innovations.

         We have been issued a United States patent relating to the reflective center core used in the process of manufacturing our SIDE-GLOW(R) cables and have received Patent Cooperation Treaty protection of this patent overseas. We also have two United States patents on methods of manufacturing alternative versions of fiber optic cables. Additionally, we have acquired a United States patent related to the method of manufacturing a fiber optic image magnification device. While there is no guarantee that this patent can be developed into a commercially viable product, we believe that expansion of the applications for our fiber optic technologies are important to the possible achievement of future growth objectives. We have a fifth patent related to our light source technology and a device for connecting fiber optic cables to the light source. We also have several patent applications pending with respect to a variety of new product innovations and manufacturing methods.

         We intend to continue to seek patent protection where appropriate for future developments, improvements and enhancements to our technology. There can be no assurance, however, that our existing patents or patents that may be issued in the future, will provide us with sufficient protection in the case of an infringement of our technology or that others will not independently develop technology comparable or superior to our technology. Although we believe that the products sold by us do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has occurred or may occur. In the event that products sold by us are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products or obtain a license for the manufacture and/or sale of such products.

         We have obtained approval for a registered trademark for the "Super Vision" name, and have filed for a European community trademark. Additionally, we have obtained registered trademarks on the brand names SIDE-GLOW(R) and END GLOW(R) related to our fiber optic cables, and European community trademark applications have been filed as well. We believe the trademarks may help in our efforts to achieve brand recognition, although there can be no assurance that our efforts will be successful.

Employees

         At September 30, 2001, we had 62 full-time employees, including 5 in research and development, 14 in sales, marketing and customer service, 13 in finance and administration and 30 in production and quality control. None of our employees are currently covered by a collective bargaining agreement and we consider our employee relations to be good. We also utilize temporary and part time employees as required by the volume of business, primarily in the area of production.

Property

         Our executive offices and manufacturing facility are located in approximately 70,000 square feet of leased space in Orlando, Florida. The lease expires in June 2012, and provides for a base monthly rental. Rental payments amounted to approximately $582,000 for the year ended December 31, 2000. Max King Realty, an entity controlled by Brett Kingstone, owns the building that houses our facilities.

Legal Proceedings

         On November 18, 1999, we filed a lawsuit (case number CI-99-9392) in the Circuit Court of the 9th Judicial Circuit in and for Orange County Florida against the following defendants: Jack Caruso, Samson Mong Wu, Susan Sumida Wu, Debbie Wu, Thomas Wu, Lily Cheung, Ruby Lee, James C. Lee, Tony Lee, Optic-Tech International Corporation, Shanghai Qiaolong Optic-Tech International Company, Ltd., Marsam Trading Corporation, Marsam Trading Corporation (HK) Ltd., David Winkler, Gitto/Global Corp., James J. Grimley, Nick Semenza, Rami Yosefian, Sanford Properties, Inc., Jose Rosario Cruz, Ronald Elgin Simon, and Travis Pochintesta. This is an industrial espionage action in state court. We have made various allegations against the twenty-two defendants, individually and collectively. These allegations include fraud, breach of contract, breach of fiduciary duty, tortious interference with existing business relationships, tortious interference with contractual relationships, tortious interference with prospective business advantage, unjust enrichment, violations of Florida's Uniform Trade Secrets Act, civil conspiracy, violations of Florida's RICO Act and other conduct sufficient to provide grounds for equitable relief (for example, replevin, accounting, constructive trust and injunctive relief). The defendants have been enjoined from further violating their respective non-compete and confidentiality agreements with Super Vision. They are also prohibited from the exploitation of our business opportunities or prospective business opportunities, and enjoined from any and all acts, omissions or behavior which in any way has an adverse effect on our property interests. At this time, defendants Jack Caruso, Samson Wu, Susan Wu, Thomas Wu, David Winkler, Optic-Tech International Corporation and Tony Lee have invoked their Fifth Amendment right to protection from self-incrimination. These defendants attempted to stay the civil action pending the resolution of pending criminal charges against them, but their motion to stay was denied. Discovery (subject to the limitations prescribed by the Fifth Amendment privilege) and investigation is ongoing. On September 19, 2000 the Fifth District Court of Appeal ruled against the defendants in their appeal regarding their motion to dissolve the temporary injunction order. As of September 30, 2001, defendants Gitto/Global Corporation, Nick Semenza, James Grimely, Jose Rosario Cruz and Ronald Elgin Simon have been dismissed as parties in the case, while New England Electric Wire Corporation and WPI Group, Inc. a/k/a WPI Electronics, Inc. were added as parties for breaches of contract, which relate to the claims against the other party defendants. The case has not yet been scheduled for trial. Plans are to vigorously pursue this lawsuit.

                                  MANAGEMENT
                                  ----------

         Our executive officers and directors, their ages, and positions with the company, as of September 30, 2001 are as follows:

           Name                 Age                            Position
           ----                -----                           --------

Brett M. Kingstone               41                Chief Executive Officer,
                                                   President and Chairman of the
                                                   Board

Edgar Protiva                    61                Director

Brian McCann                     36                Director

Anthony T. Castor                49                Director

Fritz Zeck                       60                Director

Robert Wexler                    41                Director

Larry Calise                     43                Chief Financial Officer


         Each of our directors currently holds office until the next annual meeting of shareholders and until his successor is duly elected and qualified. Our officers serve at the discretion of the Board of Directors.

         The principal occupation and business experience for each of our executive officers and directors for at least the last five years is as follows:

         Brett M. Kingstone is our founder. He has been employed by us in a senior executive capacity and has been chairman of the company's board of directors since our formation in 1991. Since July 1999, Mr. Kingstone has been our Chairman of the Board, Chief Executive Officer and President. From November 1997 to July 1999, Mr. Kingstone served as our Chairman and Chief Executive Officer. From our inception to November 1997, he was Chairman, Chief Executive Officer and President. From October 1985 until January 1991, Mr. Kingstone served as an independent consultant in the area of fiber optic technology. Prior to that, from December 1988 until October 1989, he served as President of Fibermedia Corporation in Boulder, Colorado. From January 1984 to August 1985, he was a partner in Kingstone Prato, Inc., a venture capital partnership in Boulder, Colorado. From August 1981 through December 1983, he served as Vice President of Sales of Gekee Fiber Optics, Inc. in Palo Alto, California. Mr. Kingstone is a graduate of Stanford University and the author of two books - The Student Entrepreneur's Guide (McGraw-Hill) and The Dynamos (John Wiley & Sons; Koksaido Press).

         Edgar Protiva became a director of Super Vision in March 1994. From 1980 to present, Mr. Protiva has been engaged in merchant banking with K.C.L. Associates

         Brian McCann became a director of Super Vision in October 1995. From February 1998 until present, Mr. McCann has served as the President of ADVA Optical Networking, Inc., which provides optical networking solutions for computer operating systems. From 1996 to 1998, Mr. McCann was the Vice President of North American Business Development for ADVA GmbH Optical Solutions of Munich, Germany.

         Anthony T. Castor III became a director of Super Vision in September 1996. Currently, Mr. Castor is serving as Vice Chairman and Director of Lynch Corporation, a producer of adhesive and coating systems as well as capital equipment for the electronic display and consumer tableware industries. He is also serving as President and Chief Executive Officer of Spinnaker Corporation, which is a subsidiary of Lynch Corporation. Mr. Castor also serves as President, Chief Executive Officer and a director of the Morgan Group, Inc., a specialty transportation company. From January 1998 until January 2000, Mr. Castor was President and Chief Executive Officer of Precision Industrial Corporation, a worldwide supplier of capital equipment for processing sheet metal. From 1994 until December 1997, Mr. Castor was the President and Chief Executive Officer of Hayward Industries, Inc., a supplier of pumps, filters, heaters and other accessories for the pool and spa industries and industrial equipment. From 1987 to 1993, Mr. Castor was Corporate Vice President of Crompton & Knowles Corporation, a supplier of specialty chemicals and process equipment and President of its wholly-owned subsidiary, Ingredient Technology Corporation.

         Fritz Zeck became a director of Super Vision in January 1999. Since 1994, Mr. Zeck has served as President of Cooper Lighting, Inc., a manufacturer of lighting products. From 1985 until 1994, he served as Vice President of Sales for Cooper Lighting. Mr. Zeck joined Metalux in 1976 where he was Regional Sales Manager for the Central portion of the United States. He founded Lumark Lighting in 1978, which was a division of Metalux. Mr. Zeck serves as Cooper Lighting's designee to our Board of Directors.

         Robert Wexler became a director of Super Vision in September 2001. From 1993 to present, Mr. Wexler has been a partner in the corporate department of the law firm of Krugman & Kailes LLP in Saddle Brook, New Jersey. Krugman & Kailes LLP serves as the general counsel for Hayward Industries, Inc. Mr. Wexler serves as Hayward Industries' designee to our Board of Directors.

         Larry Calise became our Chief Financial Officer in February 2000. Prior to this he served as Vice President of Finance for nStor Corporation, a manufacturer of information storage and RAID solutions. From 1986 through 1996, he held positions of Controller, VP and Corporate Controller, and VP Finance and Administration for Philip Crosby Associates, which was later acquired by Alexander Proudfoot PLC, a multinational management consulting firm specializing in productivity and quality management. From 1982 to 1986, Mr. Calise was an Audit Supervisor for the CPA firm PricewaterhouseCoopers LLP.

Executive Compensation

         The following table summarizes the compensation paid to our Chief Executive Officer during the years ended December 31, 2000, 1999 and 1998. Super Vision did not have any other executive officer or employee serving at the end of 2000 whose total annual salary and bonus exceeded $100,000.

                          Summary Compensation Table


                                                     Annual compensation
                                                     -------------------
                                                                                    All other
                                                Year       Salary        Bonus      Compensation(1)
                                                ----       ------        -----      ---------------
                 Brett M. Kingstone(2)         2000     $131,192      $8,010               $16,176
                                               1999     $127,154      $  258               $15,822
                                               1998     $129,846          --               $15,473

----------
(1) Includes a monthly allowance of $1,000 for automobile and other related expenses as well as the vested portion of Super Vision's 401(k) plan employer match.
(2) Mr. Kingstone is our President and Chief Executive Officer and serves as the Chairman of our Board of Directors.

         Mr. Kingstone was not awarded any options during the year ended December 31, 2000.

Employment Agreements

          In January 1994, we entered into a three-year employment agreement with Brett Kingstone, our Chairman of the Board, Chief Executive Officer and President. The agreement with Mr. Kingstone is renewable automatically for successive one year terms and provides for a base annual salary (subject to annual increases and bonuses at the discretion of the Board of Directors) and a monthly automobile allowance of $1,000.

          In the event we terminate Mr. Kingstone's agreement, other than for cause, we have agreed to pay him severance in an amount equal to the annual base salary in effect for the balance of the term of the agreement plus six months. The agreement contains confidentiality and non-competition provisions.

           We have no other employment agreements with our employees, although all employees sign confidentiality and non-competition agreements.

           We have entered into indemnification agreements with certain of our directors and executive officers which provide that we will indemnify our directors and executive officers against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of our company.

Aggregate Option Exercises During Fiscal Year 2000 and Year-End Option Values

           None of the options held by Mr. Kingstone, our only executive officer listed in the "Summary Compensation Table" above, were exercised during the year ended December 31, 2000. The following table shows information about the value of Mr. Kingstone's unexercised stock options at December 31, 2000.

                             Number of Securities Under-              Value of Unexercised In-
                               lying Unexercised Options                the-Money Options at
                                  at December 31, 2000                  December 31, 2000(1)
                           -----------------------------------   ---------------------------
                           Exercisable        Unexercisable      Exercisable      Unexercisable
                           -----------        -------------      -----------      -------------
Brett M. Kingstone         54,000             10,000             --               --

----------
(1) The dollar values of any In-the-Money Options would be calculated by determining the difference between $6.25 per share, the closing bid price of our Class A common stock on December 29, 2000, and the exercise price of the stock options. "In-the-Money" stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date. Mr. Kingstone does not currently have any In-the-Money options.

Director Compensation

           We compensate directors who are not employees of Super Vision with an annual fee of $1,000 and an annual grant of 1,000 stock options for serving on our Board of Directors. For each Board or Committee meeting attended in person, directors also receive $500. For meetings attended via telephone, directors receive $250. We reimburse all directors for travel and other related expenses incurred in attending stockholder, Board and committee meetings. We do not compensate our employees for service as a director. We do, however, reimburse them for travel and other related expenses

           During the year ended December 31, 2000, pursuant to our 1994 Stock Option Plan, we granted options to purchase 1,000 shares of Class A common stock to Messrs. Edgar Protiva, Brian McCann, Anthony Castor, and Fritz Zeck, all directors of Super Vision. The options were granted on June 20, 2000 at an exercise price of $7.63 and vested on December 20, 2000. In September 2001, we granted options to purchase 5,000 shares of our Class A Common Stock to Mr. Robert Wexler when he became a director of our company. These options may not be exercised until March 2002.

Stock Option Plan

         In January 1994, we adopted our 1994 Stock Option Plan covering 150,000 shares of our Class A Common Stock, pursuant to which our officers, directors and key employees are eligible to receive incentive and/or non-qualified stock options. The plan was subsequently amended and restated to increase the number of shares reserved for issuance from 150,000 to 450,000. The plan expires in January 2004, and is administered by the Board of Directors or a committee designated by the Board of Directors. The purposes of the plan are to ensure the retention of our existing executive personnel, key employees and consultants, to attract and retain new executive personnel, key employees and consultants and to provide additional incentive by permitting such individuals to participate in the ownership of our company. Criteria utilized by the Board of Directors or committee in granting options pursuant to the plan is consistent with these purposes.

         Incentive stock options granted under the plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which may not be less than the fair market value of the Class A Common Stock on the date of the grant, except that the term of an incentive stock option granted under the plan to a stockholder owning more than 10% of the outstanding Class A Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Class A Common Stock on the date of the grant. Upon the exercise of an option, payment may be made by cash, check or if provided in the option agreement, in shares of our Class A Common Stock having a fair market value equal to the exercise price of the options, or any other means that the Board or the committee determines. The options are non-transferable during the life of the option holder.

        Security Ownership of Certain Beneficial Owners and Management
        --------------------------------------------------------------

         The following table sets forth certain information regarding our common stock owned as of September 30, 2001, for the following (a) all persons we know to be "beneficial owners" of more than five percent of the outstanding common stock of Super Vision, and (b) the common stock owned beneficially by Super Vision directors and named executive officers and all executive officers and directors as a group. Each person has sole voting and sole investment power with respect to the shares shown, except as noted.

                                                                       Shares Beneficially Owned (2)
                                                  ------------------------------------------------------------------------
Beneficial Owners (1)                                      Number                  Percent Ownership            Total
                                                  -------------------------     ------------------------        Voting
                                                   Class A        Class B        Class A        Class B         Power
                                                  ---------     -----------     ---------     ----------      ------------
Brett M. Kingstone(3)..............                 345,387        483,264         14.24%          100%           57.03%
Kingstone Family Ltd Partnership II (4)             291,387        483,264         12.28%          100%           56.55%
Edgar Protiva(5)...................                  13,498           --              *             --              *
Brian McCann(6)....................                  11,000           --              *             --              *
Anthony Castor III(6)..............                  10,000           --              *             --              *
Fritz Zeck (6).....................                   7,000           --              *             --              *
Robert Wexler (9)                                        --           --              --            --              --
Hayward Industries, Inc.(7)........                 399,168           --           17.88%           --             8.59%
Cooper Lighting, Inc. (8)..........                 250,369           --           12.02%           --             5.56%
All executive officers and
  directors as a group (seven                       386,885        483,264         15.69%          100%           57.42%
  persons) (10)....................

---------------------

* Represents a percentage of beneficial ownership that is less than 1%.

(1) Unless otherwise stated, the address for all persons listed above is Super Vision International, Inc., 8210 Presidents Drive, Orlando, Florida 32809.
(2) "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. For example, you "beneficially" own Super Vision common stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote the stock, or to sell it, or if you have the right to acquire it within 60 days. The percent of shares beneficially owned as of September 30, 2001 was calculated based upon 2,565,874 outstanding shares, consisting of 2,082,610 shares of Class A common stock and 483,264 shares of Class B common stock outstanding and includes, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.
(3) This amount includes the following shares owned by the Kingstone Family Limited Partnership II (KFLPII), of which Mr. Kingstone controls and is the general partner: (i) 483,264 shares of Class B common stock; (ii) 289,187 shares of Class A common stock that may be acquired upon the exercise of warrants that were exercisable as of (or will become exercisable within 60 days after) September 30, 2001; and (iii) 2,200 shares Class A Common stock. In addition, this amount includes 54,000 shares of Class A common stock which may be acquired upon the exercise of options granted pursuant to the company's stock option plan.
(4) The Kingstone Family Limited Partnership II (KFLPII) was formed in 1998 by Mr. Kingstone, and he is the general partner. KFLPII has granted Hayward Industries, Inc. an option to purchase up to 28,918 shares of Class A common stock that may be acquired upon exercise of the KFLPII warrants to purchase 289,187 shares of Class A common stock. These warrants granted to Hayward will vest only if the KFLPII fully or partially exercises the option to purchase 289,187 shares of Class A common stock. Similarly, KFLPII has granted Cooper Lighting, Inc. an option to purchase up to 28,918 shares of Class A common stock that may be exercised upon exercise of the KFLPII warrants to purchase 289,187 shares of Class A common stock. These warrants granted to Cooper will vest only if the KFLPII fully or partially exercises the option to purchase the 289,187 shares of Class A common stock.
(5) This amount includes 1,498 shares of Class A common stock. The balance of 12,000 shares of Class A common stock may be acquired upon the exercise of options granted for serving as a director of Super Vision that were exercisable as of September 30, 2001, or that will become exercisable within 60 days after September 30, 2001.
(6) All of these shares consist of Class A common stock, and all may be acquired upon the exercise of options granted for serving as a director of Super Vision that were exercisable as of September 30, 2001, or that will become exercisable within 60 days after September 30, 2001.
(7) The address of Hayward Industries, Inc. is 900 Fairmont Avenue, Elizabeth, New Jersey 07207. This amount represents 249,480 shares of Class A common stock, and also includes 149,688 warrants to purchase Class A common stock that were exercisable as of September 30, 2001. However, this amount does not include up to 28,918 shares that may be acquired upon exercise of the options owned by Hayward Industries described in footnote (4) above.
(8) The address of Cooper Lighting, Inc. is 1121 Highway 74 South, Peachtree City, Georgia 30269. This amount represents shares of Class
         A common stock, but does not include 28,918 shares that may be acquired upon exercise of the options owned by Cooper Lighting Inc., in footnote (4) above.
(9) Does not include options to purchase 5,000 shares of Class A Common Stock granted to Mr. Wexler when he became a director of the company. These options may not be exercised until March 2002.
(10) This amount includes shares that may be acquired upon exercise of options and warrants held by directors and executive officers of Super Vision that were exercisable as of September 30, 2001, or that will become exercisable within 60 days after September 30, 2001.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                ----------------------------------------------

         On September 27, 1996, Super Vision entered into a lease agreement with Max King Realty, an entity controlled by Mr. Kingstone, our President, Chief Executive Officer and Chairman of the Board, for approximately 70,000 square feet of warehouse and office space. We began occupying this facility in August 1997. The lease term expires in June 2012. Rental payments for the year ended December 31, 2000 amounted to approximately $581,520.

         On November 23, 1998, we entered into a Stock Purchase Agreement with Cooper Lighting, Inc., a subsidiary of Cooper Industries, Inc. (a New York Stock Exchange company trading under the symbol "CBE") pursuant to which we sold Cooper 250,369 shares of our Class A common stock for a purchase price of $2,000,000. In addition, we entered into a distributorship agreement with two of Cooper's subsidiaries pursuant to which they were granted certain exclusive distribution rights in the United States and Canada to market and sell our fiber optic lighting products in certain markets including the architectural market. Cooper was also granted a ten-year warrant to purchase an additional 250,369 shares of our Class A Common Stock at $8.02 per share. Vesting of this warrant was tied to Cooper's achievement of certain annual minimum purchase commitments. Cooper did not meet its minimum purchase commitments. Effective as of October 31, 2000, we mutually agreed to terminate our distribution agreement with Cooper. As a result, no shares may be purchased under this warrant. In addition, we issued Cooper a warrant to purchase up to 517,950 shares of our Class A Common Stock at fair market value if the number of our outstanding shares of Class A Common Stock increased as a result of the exercise of other outstanding warrants to purchase our stock. This warrant expired unexercised in May 1999. The Kingstone Family Limited Partnership II, which is controlled by Brett Kingstone, our president, chairman of the board and chief executive officer, also granted Cooper an option to purchase up to 28,918 shares our Class A common stock that may be acquired upon exercise of warrants to purchase 289,187 shares of Class A common stock held by the partnership. These warrants will vest only if the partnership fully or partially exercises its warrant to purchase 289,187 shares of our Class A common stock. We have agreed to register under the Securities Act of 1933, at our expense, all of the shares of Class A Common Stock owned by Cooper, and the shares Cooper may purchase upon exercise of the warrants described above. Cooper also has the right to designate one director to our Board of

Directors. Its current designee is Fritz Zeck. We derived approximately 13% of our total revenues from Cooper in 2000 and approximately 26% in 1999.

         On September 25, 1996, we entered into a Stock Purchase Agreement with Hayward Industries, Inc. pursuant to which we sold Hayward 249,480 shares of our Class A common stock at a purchase price of $8.02 per share. In addition, we entered into a distributorship agreement with Hayward pursuant to which Hayward was granted certain exclusive worldwide distribution rights to sell our fiber optic lighting products in the swimming pool and spa market. On August 15, 2001, we reached an agreement with Hayward terminating Hayward's exclusive distribution rights, as of September 30, 2001. Our agreement with Hayward allowed us to commence direct selling of our fiber optic lighting products in the swimming pool and spa market worldwide, except in the United States and Canada, as of August 15, 2001, and within the United States and Canada as of October 1, 2001. The termination of Hayward's exclusive distribution rights also released Hayward from any annual minimum purchase commitments for 2001 and beyond.

         Also, as part of the September 1996 transaction with Hayward, we granted Hayward a ten-year warrant to purchase an additional 249,480 shares of our Class A Common Stock at $8.02 per share. Vesting of this warrant was tied to achievement of certain annual minimum purchase commitments by Hayward. As of December 2000, warrants to purchase 199,584 shares were vested under this warrant. As part of our August 2001 agreement with Hayward, Hayward has relinquished its rights to 20% of the warrants to purchase 249,480 shares by requesting us to repurchase certain inventory previously purchased from Super Vision and has further agreed that an additional 20% of these warrants would be canceled. In the event we do not timely pay Hayward for the returned inventory, 20% of the warrants canceled or relinquished by Hayward will be reinstated. In September 1996, we also issued Hayward a warrant to purchase up to 522,000 shares of our Class A Common Stock at fair market value if the number of our outstanding shares of Class A Common Stock increased as a result of the exercise of other outstanding warrants to purchase our stock. This warrant expired unexercised in May 1999. The Kingstone Family Limited Partnership II, which is controlled by Brett Kingstone, our president, chairman of the board and chief executive officer, also granted Hayward an option to purchase up to 28,918 shares of our Class A common stock that may be acquired upon exercise of warrants to purchase 289,187 shares of Class A common stock held by the partnership. These warrants will vest only if the partnership fully or partially exercises its warrant to purchase 289,187 shares of our Class A common stock. We have agreed to register under the Securities Act of 1933, at our expense, all of the shares of Class A common stock owned by Hayward, and the shares Hayward may purchase upon exercise of the warrants described above. Hayward has the right to designate one director to our Board of Directors. Its current designee is Robert Wexler. We derived approximately 28% of our total revenues from Hayward in 2000 and approximately 19% in 1999.

                           DESCRIPTION OF SECURITIES
                           -------------------------

Authorized Stock

         Our authorized capital consists of 20,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. None of the preferred stock is outstanding. Our common stock is divided into two classes, Class A common stock and Class B common stock.

Common Stock

         Class A Common Stock

         Of our authorized common stock, 16,610,866 shares are classified as Class A common stock of which 2,082,610 shares were issued and outstanding as of September 30, 2001. Each outstanding share of Class A common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders. Our Class A common stock and Class B common stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

         Holders of our Class A common stock are entitled to dividends, together with the holders of Class B common stock, pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefore. In the case of dividends or other distributions payable in our stock, including distributions pursuant to stock splits or division of our stock, only shares of Class A common stock will be distributed with respect to Class A common stock. In the event of the liquidation, dissolution or winding up of the affairs of the company, all assets and funds of the company remaining after the payment to creditors and to holders of preferred stock, if any, will be distributed, pro rata, among the holders of the Class A common stock and Class B common stock. Holders of Class A common stock are not entitled to preemptive, subscription, cumulative voting, or conversion rights, and there are no redemption or sinking fund provisions applicable to the Class A common stock. The rights of the holders of our Class A common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that may be issued in the future, including voting, dividend, and liquidation rights.

         Class B Common Stock

         Super Vision is authorized to issue 3,389,134 shares of Class B common stock, of which 483,264 shares are issued and outstanding as of September 30, 2001 and held by one holder of record. Each share of Class B common stock is entitled to five votes on all matters on which stockholders may vote, including the election of directors. The Class A common stock and Class B common stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

         Holders of Class B common stock are entitled to participate together with the holders of Class A common stock, pro rata based on the number of shares held, in the payment of cash dividends and in the liquidation, dissolution and winding up of the company subject to the rights of holders of preferred stock, if any. In the case of dividends, or other distributions payable in stock of the company, including distributions pursuant to stock splits or divisions of our stock , only shares of Class B common stock shall be distributed with respect to Class B common stock.

         Shares of Class B common stock are automatically convertible into an equivalent number of fully paid and non-assessable shares of Class A common stock upon the sale or transfer of such shares by the original record holder thereof except to another holder of Class B common stock. Each share of Class B common stock also is convertible at any time upon the option of the holder into one share of Class A common stock. There are no preemptive, redemption, conversion or cumulative voting rights applicable to the Class B common stock.

         The disparity in the voting rights between our common stock, as well as Mr. Kingstone's beneficial ownership of all of the Class B common stock, could discourage a proxy contest or make it more difficult for a third party to effect a change in our management and control.

Options and Convertible Securities Presently Outstanding

         The following options and convertible securities are currently outstanding: (i) 438,875 shares issuable upon the exercise of warrants, (ii) 450,000 shares issuable upon the exercise of options granted or available for grant under Super Vision's 1994 Stock Option Plan, and (ii) 483,264 shares of Class B common stock automatically convertible into an equivalent number of shares of Class A common stock upon the sale or transfer of the Class B shares.

Preferred Stock

         Our Board of Directors has the authority to issue 5,000,000 shares of preferred stock, $.001 par value, none of which is issued and outstanding. The Board of Directors has authority to issue the preferred stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, as the Board may deem advisable. The Board may also set the qualifications, limitations or restrictions of the preferred stock, if any, including the number of shares in a series (which the Board may increase or decrease as permitted by Delaware law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series, and such other special rights and protective provisions with respect to any class or series as the Board may deem advisable without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of stockholders. The issuance of preferred stock with voting or conversion rights may adversely affect the voting rights of the holders of common stock. We have no present plans to issue shares of preferred stock.

Transfer Agent and Registrar

         Our transfer agent and registrar for our securities is American Stock Transfer & Trust Company located at 59 Maiden Lane, New York, New York, 10038.

Reports to Security Holders

         We will furnish to our stockholders annual reports containing audited financial statements. We may issue other unaudited interim reports to our stockholders as we deem appropriate.

                              SELLING STOCKHOLDER
                              -------------------

         The following table provides:

         .   The name of the selling stockholder;

         . The number of shares beneficially owned by the selling stockholder before the offering; and

         . The number of shares being offered by the selling stockholder under this prospectus;

         The table has been prepared on the basis of information furnished to us by or on behalf of the selling stockholder. Because the selling stockholder may offer all or some of the shares pursuant to this offering, no estimate can be given regarding the amount of shares that will be held by the selling stockholder after this offering. The table assumes that the selling stockholder will sell all of the shares it is offering under this prospectus, and that the selling stockholder will not acquire additional shares of our Class A common stock before the completion of this offering. Assuming all of the shares offered under this prospectus are sold, the selling stockholder will own less than 1% of the total number of shares of our Class A common stock outstanding after this offering.

            Except as described below, the selling stockholder does not have, nor within the past three years has it had, any position, office or other material relationship with us or any of our predecessors or affiliates.

            The information in this table is as of the date of this prospectus. Information concerning the selling stockholder may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

                                               Shares
                                               Beneficially
                                               Owned Before          Shares
Name                                           Offering              Offered
----                                           --------              -------

Hayward Industries, Inc.                       428,086(1)            428,086


   (1) Includes (i) 149,688 shares of our Class A common stock that are subject to warrants currently exercisable, and (ii) 28,918 shares of our Class A common stock that are subject to warrants that may only be exercised if all or part of an option to purchase 289,187 shares of our Class A common stock is exercised by the Kingstone Family Limited Partnership II.

         In March 1997, we granted a 10-year warrant to purchase 289,187 shares of Class A Common Stock at $7.00 per share to Brett Kingstone, our president, chairman of the board and chief executive officer. Mr. Kingstone subsequently assigned this warrant to the Kingstone Family Limited Partnership II, which Mr. Kingstone controls and is the general partner.

         On September 25, 1996, we entered into a Stock Purchase Agreement with Hayward Industries, Inc., pursuant to which we sold Hayward 249,480 shares of our Class A common stock at a purchase price of $8.02 per share. In addition, we entered into a distributorship agreement with Hayward pursuant to which it was granted certain exclusive worldwide distribution rights to market and sell our fiber optic lighting products in the swimming pool and spa market. On August 15, 2001, we reached an agreement with Hayward terminating Hayward's exclusive distribution rights as of September 30, 2001.

         As part of the September 1996 transaction, Hayward was also granted a ten-year warrant to purchase an additional 249,480 shares of our Class A Common Stock at $8.02 per share. Vesting of this warrant was tied to achievement of certain annual minimum purchase commitments by Hayward. As of December 2000, warrants to purchase 199,584 shares were vested under this warrant. As part of our August 2001 agreement with Hayward, Hayward has relinquished its rights to 20% of the warrants to purchase 249,480 shares by requesting us to repurchase certain inventory previously purchased from Super Vision and has further agreed that an additional 20% of these warrants would be canceled. In the event that we do not timely pay Hayward for the returned inventory, 20% of the warrants canceled or relinquished by Hayward will be reinstated. Certain other warrants granted to Hayward as part of the September 1996 transaction have terminated or expired unexercised. The Kingstone Family Limited Partnership II, which is controlled by Brett Kingstone, our president, chairman of the board and chief executive officer, also granted Hayward an option to purchase up to 28,918 shares of our Class A common stock that may be acquired upon exercise of warrants to purchase 289,187 shares of Class A common stock held by the partnership. These warrants will vest only if the partnership fully or partially exercises its warrant to purchase 289,187 shares of our Class A common stock. We have agreed to register, at our expense, all of the shares of Class A common stock owned by Hayward, and the shares Hayward may purchase upon exercise of the warrants described above, under the Securities Act of 1933. Hayward has the right to designate one director to our Board of Directors. Its current designee is Robert Wexler.

                             PLAN OF DISTRIBUTION
                             --------------------

         The selling stockholder, or its pledges, transferees or other successors in interest, may sell the shares of Class A common stock covered by this prospectus from time to time in public or private transactions occurring on or off NASDAQ, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts. To this end, the selling stockholder may offer its shares for sale in one or more of the following transactions:

     .   in the over-the-counter market;

     . through the facilities of any national securities exchange or United States automated inter-dealer quotation system of a registered national securities association on which any of the shares of Class A common stock are then listed, admitted to unlisted trading privileges, or included for quotation in privately negotiated transactions;

     . in transactions other than on such exchanges or in the over-the-counter market;

     .   in connection with short sales of our Class A common stock;

     .   by pledge to secure debts and other obligations;

     . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     .   in a combination of any of the above transactions.

         If the selling stockholder sells its shares directly, or indirectly through underwriters, broker-dealers or agents acting on its behalf, in connection with such sales, the broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the selling stockholder and/or the purchasers of the shares for whom they may act as agent or to whom they sell the shares as principal or both. Such commissions, concessions, allowances or discounts might be in excess of customary amounts. To comply with the securities laws of certain jurisdictions, the securities offered in this prospectus will be offered or sold in those jurisdictions only through registered or licensed broker-dealers. In addition, in certain jurisdictions the securities offered in this prospectus may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions, or unless an exemption from registration or qualification is available and is complied with. We are not aware of any definitive selling arrangement at the date of this prospectus between the selling stockholder and any broker-dealer or agent. We will not receive any of the proceeds from the resale of the shares by the selling stockholder, but may receive certain funds as described under "Use of Proceeds."

         In connection with the distribution of its shares, the selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder.

         The selling stockholder may also sell the shares short and redeliver the shares to close out the short positions.

         The selling stockholder may also enter into option or other transactions with broker-dealers that require the delivery of the shares to the broker-dealer.

         The selling stockholder may also loan or pledge its shares to a broker-dealer. The broker-dealer may then sell the loaned shares or, upon a default, may sell the pledged shares.

         The selling stockholder and any dealer acting in connection with the offering or any broker executing a sell order on behalf of the selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. In that case, any profit on the sale of shares by the selling stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act of 1933. Any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer. These shares may later be distributed, sold, pledged, hypothecated or otherwise transferred. In addition to any other applicable laws or regulations, the selling stockholder must comply with regulations relating to distributions by the selling stockholder, including Regulation M under the Securities Exchange Act of 1934, as amended.

         We have agreed to pay all fees and expenses incident to the registration of the shares, except commissions and discounts of underwriters, brokers, dealers or agents and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling stockholder. The selling stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         If shares are sold in an underwritten offering, the shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this prospectus, the obligations of the underwriters to purchase the shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such shares are purchased.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and both we and the selling stockholder qualify for the exemption.

                                 LEGAL MATTERS
                                 -------------

         Katz, Kutter, Haigler, Alderman, Bryant & Yon, P.A., Orlando, Florida, will pass on the validity of the Class A common stock offered under this prospectus for us.

                                    EXPERTS
                                    -------

         The consolidated financial statements of Super Vision International, Inc. at December 31, 1999 and 2000, and for each of the two years in the period ended December 31, 2000, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                        Super Vision International, Inc
                  Index to Consolidated Financial Statements


Report of Independent Certified Public Accountants

                     Ernst & Young LLP                                                     F-2

Financial Statements

Annual Financial Statements

                     Consolidated balance sheets as of December 31,
                     2000 and 1999                                                         F-3

                     Consolidated statements of operations for years
                     ended December 31, 2000 and 1999                                      F-4

                     Consolidated statements of stockholders' equity for
                     years ended December 31, 2000 and 1999                                F-5

                     Consolidated statements of cash flows for years
                     ended December 31, 2000 and 1999                                      F-6

                     Notes to consolidated financial statements for years
                     ended December 31, 2000 and 1999                                      F-8

Interim Financial Statements

                     Condensed consolidated balance sheets as of
                     September 30, 2001 (unaudited) and December 31, 2000                  F-21

                     Condensed consolidated statements of operations for
                     nine months ended September 30, 2001 and 2000 (unaudited)             F-22

                     Condensed consolidated statements of cash flows for
                     nine months ended September 30, 2001 and 2000 (unaudited)             F-23

                     Notes to condensed consolidated financial statements for
                     nine months ended September 30, 2001 and 2000 (unaudited)             F-24

              Report of Independent Certified Public Accountants

Board of Directors
Super Vision International, Inc.

We have audited the accompanying consolidated balance sheets of Super Vision International, Inc. and its subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Super Vision International, Inc. and its subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                                       Ernst & Young LLP


Orlando, Florida
March 7, 2001

SUPER VISION INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

            ASSETS
                                                                                   December 31,
                                                                              2000           1999
                                                                          -----------    -----------
Current Assets:
    Cash and cash equivalents                                             $ 1,673,639    $ 1,172,855
 Investments                                                                1,398,517        369,916
 Trade accounts receivable, less allowance for
      Doubtful accounts of $146,693 and $133,819 at
      December 31, 2000 and 1999, respectively                              2,024,701      2,039,042
 Inventories, less reserve of $411,474 and $300,686
   at December 31, 2000 and 1999, respectively                              2,302,154      2,254,533
 Advances to employees                                                              -          3,081
 Prepaid expense                                                               83,348         14,251
 Other assets                                                                  26,000         12,557
                                                                          -----------    -----------
      Total current assets                                                  7,508,359      5,866,235
                                                                          -----------    -----------

Property and Equipment:
 Machinery and equipment                                                    1,641,962      1,573,769
 Furniture and fixtures                                                       453,661        423,466
 Computers                                                                    768,476        735,655
 Vehicles                                                                      36,620         16,581
 Leasehold improvements                                                       976,646        909,246
 Property held under capital lease                                          3,081,000      3,081,000
                                                                          -----------    -----------
                                                                            6,958,365      6,739,717
 Accumulated depreciation and amortization                                 (2,271,136)    (1,641,034)
                                                                          -----------    -----------
        Net property and equipment                                          4,687,229      5,098,683

Investments                                                                         -        997,740
Goodwill, less accumulated amortization of $4,679 and $936 at
 December 31, 2000 and 1999, respectively                                      21,524         25,268
Patents and trademarks less amortization of $41,028 and
 $29,441 at December 31, 2000 and 1999, respectively                          134,321        113,456
Other assets                                                                  160,327        172,273
                                                                          -----------    -----------
                                                                          $12,511,760    $12,273,655
                                                                          ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------

Current Liabilities:
     Accounts payable                                                     $ 1,317,007    $   922,245
 Accrued compensation and benefits                                             86,918         69,104
  Deposits                                                                     25,753         30,542
  Current portion of obligation under capital lease                            68,388         46,788
                                                                          -----------    -----------
      Total current liabilities                                             1,498,066      1,068,679

Obligation under capital lease                                              3,060,556      3,128,944

Stockholders' Equity:
 Preferred stock, $.001 par value, 5,000,000 shares
      Authorized, none issued                                                       -              -
 Class A common stock, $.001 par value, authorized
      16,610,866 shares, 2,065,543 and 2,054,102 issued and
      outstanding at December 31, 2000 and 1999, respectively                   2,066          2,054
 Class B common stock, $.001 par value, 3,389,134 shares
       Authorized, 483,264 issued and outstanding at
       December 31, 2000 and 1999, respectively                                   483            483
Accumulated other comprehensive loss                                           (9,938)             -
Additional paid-in capital                                                 10,520,808     10,374,565
Accumulated deficit                                                        (2,560,281)    (2,301,070)
                                                                          -----------    -----------
      Total stockholders' equity                                            7,953,138      8,076,032
                                                                          -----------    -----------
                                                                          $12,511,760    $12,273,655
                                                                          ===========    ===========

See accompanying notes to consolidated financial statements.

SUPER VISION INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Year Ended
                                                              December 31,
                                                           2000          1999
                                                       -----------    ----------
Revenues                                               $11,654,167    $9,809,260

Cost and Expenses:
 Cost of sales                                           7,918,273     6,327,123
 Selling, general and administrative                     3,322,547     2,978,481
 Research and development                                  455,447       544,256
                                                       -----------    ----------
    Total costs and expenses                            11,696,267     9,849,860
                                                       -----------    ----------
Operating loss                                             (42,100)      (40,600)

Non-operating income (expense):
 Interest income                                           186,693       131,283
 Other Income                                               34,023             -
 Gain on sale of investments                                15,725             -
 Interest expense                                         (438,792)     (443,930)
 Loss on disposal of property and equipment                (14,760)       (2,494
                                                       -----------    ----------
Total non-operating expense                               (217,111)     (315,141)
                                                       -----------    ----------

Loss before income taxes                                  (259,211)     (355,741)
Income taxes                                                     -             -
                                                       -----------    ----------
Net loss                                               $  (259,211)   $ (355,741)
                                                       ===========    ==========

Loss Per Common Share:

   Basic                                               $     (0.10)   $    (0.14)
                                                       ===========    ==========

   Diluted                                             $     (0.10)   $    (0.14)
                                                       ===========    ==========

See accompanying notes to consolidated financial statements.

SUPER VISION INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                        Common Stock
                                             -----------------------------------                                Accumulated
                                                  Class A            Class B       Additional                      Other
                                             ------------------  ---------------    Paid-in      Accumulated   Comprehensive
                                              Shares    Amount   Shares   Amount    Capital        Deficit          Loss
                                             ---------  -------  -------  ------  -----------   ------------   -------------
Balance, January 1, 1999                     2,020,418   $2,020  483,264    $483  $10,236,139    $(1,945,329)  $           -

  Issuance of common stock warrants                  -        -        -       -       (4,377)             -               -

 Common stock issued in connection
     with acquisition                           31,250       31        -       -      132,781              -               -

  Exercise of employee stock options             2,434        3                        10,022                              -

Net loss                                             -        -        -       -            -       (355,741)              -
                                             ---------  -------  -------  ------  -----------   ------------   -------------

Comprehensive loss

Balance, December 31, 1999                   2,054,102   $2,054  483,264    $483  $10,374,565    $(2,301,070)  $           -

  Issuance of common stock warrants                  -        -        -       -       87,816              -               -

  Exercise of employee stock options            11,441       12        -       -       58,427              -               -

  Net Loss                                           -        -        -       -            -       (259,211)              -

 Unrealized loss on available-for-sale
   securities                                        -        -        -       -            -              -   $      (9,938)
                                             ---------  -------  -------  ------  -----------   ------------   -------------

Comprehensive loss

Balance, December 31, 2000                   2,065,543   $2,066  483,264    $483  $10,520,808    $(2,560,281)  $      (9,938)
                                             =========  =======  =======  ======  ===========   ============   =============




                                                  Total
                                              Stockholders'   Comprehensive
                                                  Equity           Loss
                                              -------------   -------------
Balance, January 1, 1999                         $8,293,313   $           -

  Issuance of common stock warrants                  (4,377)              -

 Common stock issued in connection
     with acquisition                               132,812               -

  Exercise of employee stock options                 10,025               -

Net loss                                           (355,741)       (355,741)
                                              -------------   -------------

Comprehensive loss                                                $(355,741)
                                                              =============

Balance, December 31, 1999                       $8,076,032


  Issuance of common stock warrants                  87,816

  Exercise of employee stock options                 58,439

  Net Loss                                         (259,211)       (259,211)

 Unrealized loss on available-for-sale
   securities                                        (9,938)         (9,938)
                                              -------------   -------------

Comprehensive loss                                                $(269,149)
                                                              =============
Balance, December 31, 2000                       $7,953,138
                                              =============

         See accompanying notes to consolidated financial statements.

SUPER VISION INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                  Year Ended
                                                                                                                 December 31,
                                                                                                              2000          1999
                                                                                                           ----------   -----------
Cash Flows from Operating Activities:
  Net loss                                                                                                 $ (259,211)  $  (355,741)

     Adjustments to reconcile net loss to net cash provided by
     operating activities:
        Depreciation                                                                                          642,966       595,998
        Net loss on disposal of property and equipment                                                         14,760         2,494
        Amortization of intangible assets and goodwill                                                         15,331        10,225
        Increase in inventory reserve                                                                         110,788       144,871
        Increase in other assets                                                                              (10,362)      (64,663)
        Unrealized loss on available-for-sale securities                                                       (9,938)            -
        Common stock warrants expense                                                                          87,816             -
        Changes in operating assets and liabilities, net of effects of acquisition in 1999:
           (Increase) decrease in:
              Accounts receivable, net                                                                         14,341    (1,123,472)
              Inventory                                                                                      (158,409)      199,609
              Prepaid expense                                                                                 (69,097)       86,558
              Other assets and advances to employees                                                           11,946        17,378
           Increase (decrease) in:
              Accounts payable                                                                                394,762       583,545
              Accrued compensation and benefits                                                                17,814       (65,319)
              Deposits                                                                                         (4,789)       26,091
                                                                                                           ----------   -----------

                  Total adjustments                                                                         1,057,929       413,315
                                                                                                           ----------   -----------

                  Net cash provided by operating activities                                                   798,718        57,574
                                                                                                           ----------   -----------

Cash Flows from Investing Activities:
  Purchase of investments                                                                                     (30,861)   (1,367,656)
  Purchase of property and equipment                                                                         (247,204)     (283,773)
  Proceeds from disposal of equipment and furniture                                                               932         1,327
  Acquisition of patents and trademarks                                                                       (32,452)      (25,124)
                                                                                                           ----------   -----------
                  Net cash used in investing activities                                                      (309,585)   (1,675,226)
                                                                                                           ----------   -----------

Cash Flows from Financing Activities:
  Cost of issuance of common stock warrants                                                                         -        (4,377)
  Proceeds from exercise of employee stock options                                                             58,439        10,025
  Payments on capital lease obligation                                                                        (46,788)      (13,283)
  Proceeds from short term borrowings                                                                               -       404,715
  Payments on short term borrowings                                                                                 -      (404,715)
                                                                                                           ----------   -----------

                  Net cash provided by (used in) financing activities                                          11,651        (7,635)
                                                                                                           ----------   -----------

Net Increase (Decrease) in Cash and Cash Equivalents                                                          500,784    (1,625,287)

Cash and Cash Equivalents, beginning of period                                                              1,172,855     2,798,142
                                                                                                           ----------   -----------

Cash and Cash Equivalents, end of period                                                                   $1,673,639   $ 1,172,855
                                                                                                           ==========   ===========

Supplemental Disclosure of Cash Flow Information:

Cash paid during period for:
  Interest                                                                                                 $  438,722   $   432,645
                                                                                                           ==========   ===========


See accompanying notes to consolidated financial statements.

SUPER VISION INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED


                                                                                Year Ended
                                                                               December 31,
                                                                            2000            1999
                                                                          --------        ---------
Supplemental Disclosure of Cash Flow Information Continued:

Non-Cash Investing Activities:

               Assets acquired through issuance of common stock                -           $132,812
                                                                          ========        =========

See accompanying notes to consolidated financial statements.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BUSINESS - Super Vision International, Inc. (the "Company") is engaged in
     --------
     the design, manufacture and marketing of SIDE-GLOW/(R)/ and END GLOW/(R)/ fiber optic lighting cables, light sources and "point-to-point" fiber optic signs and displays. The Company's products have a wide variety of applications in the signage, swimming pool, architectural, advertising and retail industries.

     BASIS OF CONSOLIDATION - The consolidated financial statements include the
     ----------------------
     accounts of Super Vision International, Inc. and its wholly owned subsidiary Oasis Waterfalls, LLC (collectively, the "Company"). All significant inter-company balances and transactions have been eliminated.

     On October 18, 1999, Super Vision International, Inc. entered into an Asset Purchase Agreement with Oasis Falls International, Inc. and Maas Industries to acquire substantially all of the assets of these businesses in the amount of $132,812, in exchange for 31,250 shares of the Company's Class A Common Stock, par value $.001 per share. The assets acquired included inventory, tooling, machinery and certain intangible assets relating to tooling and intellectual property rights.

     Proforma consolidated results of operations were not prepared as if the acquisition had occurred at the beginning of fiscal year 1999 since the acquisition was not significant. The acquisition has been accounted for under the purchase method of accounting with assets acquired recorded at fair market value as of the effective acquisition date, and the operating results of the acquired business included in the Company's consolidated financial statements from that date. The excess of the purchase price over the fair value of the net assets acquired (goodwill) aggregated approximately $26,000, and is being amortized on a straight-line basis over 7 years.

     REVENUE RECOGNITION - Generally, the Company recognizes revenue for its
     -------------------
     products upon delivery to customers, provided no significant obligation remain and collection is probable.

     CASH EQUIVALENTS - Temporary cash investments with an original maturity of
     ----------------
     three months or less are considered to be cash equivalents.

     INVESTMENTS - Marketable equity securities and debt securities are
     -----------
     classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. The amortized costs of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold are based on the specific identification method. Interest and dividends on securities classified as available-for-sales are included in investment income.

     At December 31, 2000 and 1999 investments were comprised of U.S. Corporate Securities and equity securities of approximately $1,008,000 and $391,000, respectively as compared to $1,021,000 and $371,000, respectively at December 31, 1999. The investment in U.S. Corporate Securities matures in 2001.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2000

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

     INVESTMENTS - continued
     -----------------------

     The amortized cost, unrealized losses, and fair values of the Company's available-for-sale securities held at December 31, 2000 are summarized as follows:

                                                                     Gross       Estimated
                                          Amortized                Unrealized      Fair
                                            Costs        Costs       Losses        Value
                                         -----------  -----------  -----------  -----------
     Available-for-sale securities        $  400,634   $  400,634     $(9,938)   $  390,696

     Hold-to-maturity securities          $1,007,821   $1,033,200     $(7,620)   $1,000,201

     There were no material unrealized gains or losses on securities at December 31, 1999.


     RECENT ACCOUNTING PRONOUNCEMENTS - In December 1999, the Securities and
     --------------------------------
     Exchange Commission ("SEC") issued Staff Accounting Bulletin No. ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 in the fourth quarter of fiscal 2000. The adoption of SAB 101 did not have a material effect on the Company's operations or financial position.

     In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25." Among other issues, that interpretation clarifies the definition of employees for purposes of applying Opinion No. 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in the interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effect of applying this interpretation is recognized on a prospective basis from July 1, 2000. The implementation of this interpretation does not have a material impact on the Company's financial statements.

     SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on operating results or the financial position of the Company.

     INVENTORIES - Inventories are stated at the lower of cost (first-in, first-
     -----------
     out method), or market. Provision is made for any inventory deemed excessive or obsolete.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost.
     ----------------------
     Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets. The estimated useful lives of the property and equipment range from 3 to 20 years. Property held under capital lease is amortized over the life of the lease. Related amortization expense is included with depreciation in the accompanying consolidated statements of operations and accumulated depreciation in the accompanying consolidated balance sheets. Maintenance and repairs are charged to expense as incurred. The carrying amount and accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss is included in results of operations.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

     INTANGIBLE ASSETS AND GOODWILL - Intangible assets, which are recorded at
     ------------------------------
     cost, consist of patents and trademarks which are owned by the Company and are being amortized over their contractual lives using the straight-line method. Goodwill represents the excess cost of the acquired business over the fair value of net assets acquired and is being amortized on a straight line basis over 7 years. At each balance sheet date, management assesses whether there has been any permanent impairment in the value of intangibles. The factors considered by management include trends and prospects as well as the effects of obsolescence, demand, competition and other economic factors. No impairment losses have been recognized in any of the periods presented.

     LONG-LIVED ASSETS - The Company periodically evaluates the recoverability
     -----------------
     of its long-lived assets based on expected undiscounted cash flows and will recognize impairment of the carrying value of long-lived assets, if any is indicated, based on the fair value of such assets.

     DEPOSITS - Payments received by the Company for services to be provided in
     ---------
     the following year are deferred and recognized as revenue in the period the services are provided.

     RESEARCH AND DEVELOPMENT - Research and development costs to develop new
     ------------------------
     products are charged to expense as incurred.

     ADVERTISING - Advertising costs, included in selling, general and
     -----------
     administrative expenses, are expensed when the advertising first takes place.

     INCOME TAXES - Income taxes are provided for the tax effects of
     ------------
     transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     USE OF ESTIMATES - The preparation of financial statements in conformity
     ----------------
     with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     EARNINGS PER SHARE - Basic loss per share is computed by dividing net loss
     ------------------
     available to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options, adjusted for the assumed repurchase of the Company's common stock, at the average market price, from the exercise proceeds and also may include incremental shares issuable in connection with convertible securities. In periods in which a net loss has been incurred, all potentially dillutive common shares are considered antidilutive and thus are excluded from the calculation.

     STOCK-BASED COMPENSATION - The Company follows Accounting Principles Board
     ------------------------
     Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans rather than the alternative fair value accounting provided under SFAS No. 123 "Accounting for Stock-Based Compensation."

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

     COMPREHENSIVE INCOME - Pursuant to SFAS No. 130, "Reporting Comprehensive
     --------------------
     Income," the Company is required to report comprehensive income and its components in its financial statements.

     BUSINESS SEGMENTS - Pursuant to SFAS No. 131, "Disclosure About Segments of
     -----------------
     a Business Enterprise and Related Information," the Company is required to report segment information. As the Company only operates in principally one business segment, no additional reporting is required.

2.   INVENTORIES:

     Inventories consist of the following:

                                                 December 31,
                                            2000                 1999
                                       --------------      ----------------
      Raw materials                       $1,759,504             $1,770,519
      Work in process                         12,461                105,428
      Finished goods                         941,663                679,272
                                       --------------      ----------------
                                           2,713,628              2,555,219
      Less: Reserve for inventories         (411,474)              (300,686)
                                       --------------      ----------------
               Net inventories            $2,302,154             $2,254,533
                                       ==============      ================

3.   CAPITAL LEASE OBLIGATION:

     The Company leases its operating facility from a corporation owned by the Company's chief executive officer. The lease has a fifteen-year term extending through June 15, 2012. Assets recorded under capital lease and included in property and equipment are as follows:

          Office/Warehouse building                $3,081,000
          Less accumulated amortization              (718,900)
                                                  -----------
                                                   $2,362,100
                                                  ===========

     At December 31, 2000, future minimum lease payments for the capital lease are as follows:


     Year ending December 31:
          2001                                                $   598,481
          2002                                                    610,596
          2003                                                    628,404
          2004                                                    641,127
          2005                                                    659,821
          2006 and thereafter                                   4,604,030
                                                              -----------
          Minimum lease payments                                7,742,459
          Less amount representing interest
               and executory costs                             (4,613,515)
                                                              -----------
          Present value of net minimum lease
               payments under capital lease                   $ 3,128,944
                                                              ===========

     Deposits paid under this lease agreement totaled $58,167 at December 31, 2000 and 1999. The Company's lease payments, including interest and executory costs were $581,520 and $553,097 in 2000 and 1999, respectively.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2000

4.   FINANCIAL INSTRUMENTS AND CREDIT RISKS:

     The Company's financial instruments that are exposed to concentrations of credit risk consist of cash, cash equivalents and investments. The Company places its cash, cash equivalents and investments with high credit quality institutions. At times such investments may be in excess of the FDIC insurance limit. The Company also places its cash, cash equivalents and investments in money market funds, and debt securities with a major brokerage firm. These funds are uninsured. The total amount invested in money market funds at December 31, 2000 and 1999 was $1,035,817 and $820,047 respectively. The carrying values of cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term nature.

     The Company relies on several Japanese companies as suppliers for fiber optics. While the Company believes alternative sources for fiber optics are available, the loss of these suppliers or significant delays in obtaining shipments could have a material adverse effect on the Company's operations until such time as alternative suppliers could be found or the Company could implement its own production capabilities.

5.   INCOME TAXES:

     As of December 31, 2000, the Company had approximately $1,662,000 in net operating loss carryforwards for federal and state income tax purposes, which expire between 2010 and 2019.

     Components of deferred tax assets (liabilities) are as follows:

                                        December 31,
                                      2000          1999
                                   -----------  -----------
Accounts receivable                 $  55,201    $  50,356
Inventories                           208,015      161,294
Accrued expenses                       52,194       20,701
Depreciation                          (58,439)     (79,330)
Stock warrants                         71,579       40,181
Other                                  10,344        7,423
Tax credits                            11,157       11,157
Net operating loss carry forwards     625,250      675,519
                                   -----------  ----------
                                      975,301      887,301
Valuation allowance                  (975,301)    (887,301)
                                   -----------  ----------
                                    $       -    $       -
                                   ===========  ==========

     In accordance with SFAS No. 109, "Accounting for Income Taxes", valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated the realizability of the deferred tax assets on its balance sheet and has established a valuation allowance in the amount of $ 975,301 at December 31, 2000.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2000

5.   INCOME TAXES (continued):


     The following is a reconciliation of tax computed at the statutory federal rate to the income tax expense in the statements of operations for the years ended December 31, 2000 and 1999:

                                                                 2000                      1999
                                                         ----------------------  -----------------------
                                                            Amount       %          Amount        %
                                                         ---------- -----------  ----------- -----------
          Tax benefit computed at statutory federal
          rate                                            $(88,131)    (34.00)%   $ (120,952)    (34.00)%

                                                            (8,432)     (3.25)       (12,158)     (3.42)
          State tax benefit
                                                            88,000      33.95        126,041      35.43
          Change in valuation allowance
                                                             9,694       3.74          7,069       1.99
          Non-deductible expenses
          Other, net                                        (1,131)      (.44)             -
                                                         ---------- -----------  ----------- -----------
          Income tax expense                              $      -          -     $        -          -
                                                         ========== ===========  =========== ===========

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2000

6.   CAPITAL STOCK:

     CLASS A COMMON STOCK - At December 31, 2000 the Company has reserved Class
     --------------------
     A Common Stock for issuance in relation to the following:

          Employee Stock Options                                 450,000
          Conversion of Class B Common Stock                     483,264

     CLASS B COMMON STOCK - Each share of Class B Common Stock is entitled to
     --------------------
     five votes on all matters on which stockholders may vote, including the election of directors. Shares of Class B Common Stock are automatically convertible into an equivalent number of shares of Class A Common Stock upon the sale or transfer of such shares.

     STOCK WARRANTS AND UNIT PURCHASE OPTIONS - The Company had warrants and
     ----------------------------------------
     unit purchase options to purchase shares of Class A Common Stock and Units as originally offered in the Company's initial public offering in March, 1994. The Class A Warrants for 1,639,500 had an exercise price of $7.50 and the Class B Warrants had an exercise price of $10.50, both expired as of March 29, 1999. No warrants were exercised in the year ended December 31, 1999.

     The Unit Purchase Option had an exercise price of $7.50 per Unit, and expired March 22, 1999. The options were not exercised. The Unit Purchase Option was held by the Underwriter of the Company's initial public offering or the Underwriter's designees as defined in the initial offering. The units consisted of a share of Class A Common Stock, a Class A Warrant and a Class B Warrant.

     In addition, the Company has 567,504 warrants outstanding in connection with the capital transactions described below.

     The Company has granted a 10-year warrant for 289,187 shares of Class A Common Stock to the Kingstone Family Limited Partnership II ("KFLP II"), of which Chairman and Chief Executive Officer of the Company, Brett Kingstone, controls and is the general partner. The warrant was granted on March 31, 1997, and expires March 31, 2007. KFLP II has granted an option to purchase up to 28,918 shares of the Class A Common Stock underlying the warrant upon the warrant's full or partial exercise to Cooper Lighting, Inc. ("Cooper"). KFLP II has also granted an option to purchase up to 28,918 shares of the Class A Common Stock underlying the warrant upon the warrant's full or partial exercise to Hayward Industries, Inc. ("Hayward").

     CAPITAL STOCK TRANSACTIONS - On November 23, 1998, the Company entered into
     --------------------------
     a Stock Purchase Agreement with Cooper Lighting, Inc. ("Cooper"), a subsidiary of Cooper Industries, Inc. (a New York Stock Exchange Company trading under the symbol "CBE") pursuant to which the Company sold to Cooper 250,369 shares of its Class A Common Stock, for a purchase price of $2,000,000. The Company incurred issuance costs associated with this transaction of $4,377 in 1999. In addition, the Company entered into a Distributorship Agreement (the "Distributorship Agreement") with Cooper and Cooper Industries (Canada), Inc. ("Cooper Canada"), another subsidiary of Cooper Industries, Inc., pursuant to which Cooper and Cooper Canada were collectively granted the exclusive distribution rights in the United States and Canada to the Company's fiber optic products in the commercial, residential, industrial, institutional and public transportation markets, including, but not limited to, any and all lighting applications in or related to architectural lighting, accent lighting, down lighting, display cases, landscaping, confinement, explosion-proof, clean rooms, traffic signals, signage, outdoor area and emergency/exit lighting. In consideration for these rights, Cooper and Cooper Canada have collectively agreed, in accordance with the terms of the Distributorship Agreement, to purchase up to $47,075,000 of the Company's products over a five year period, renewable after such period. Cooper was also granted a ten year warrant to purchase an additional 250,369 shares of Class A Common Stock of the Company at $8.02 per share. The warrant expires November 23, 2008. Vesting of these warrants is tied to achievement of annual minimum purchase commitments as defined in the Distributorship Agreement.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2000

6.   CAPITAL STOCK (continued):

     Effective July 10, 2000, Cooper notified the Company that Cooper did not meet its minimum purchase commitment for the year ended December 31, 1999 and would not meet its purchase commitment for the year ending December 31, 2000, and further advised the Company that Cooper will not make up the deficiencies pursuant to its option in the Distributorship Agreement to maintain its exclusive sales rights in the Territory's Exclusive Market for the Company's products. Upon this notification, the Company exercised its option to not excuse the deficiency and terminate Cooper's exclusive rights to distribute, market and sell the Company's products within the Territory's' Exclusive Market. Effective midnight on October 31, 2000, Cooper's exclusive rights for sale of the Company's products in the Territory's Exclusive Market terminated. As of December 31, 2000, Cooper did not have any vested warrants in relation to achievement of annual minimum purchase commitments.

     Additionally, the Company issued 517,950 warrants to Cooper to purchase shares of Class A Common Stock at fair market value if the number of outstanding shares of Class A Common Stock of the Company is increased as a result of the exercise of the Company's currently outstanding warrants (the "Warrants"). The warrant for 517,950 shares expired on March 29, 1999. Cooper also has the right to designate one director to the Company's Board of Directors.

     The Company had sales to Cooper and Cooper Canada in the amount of $1,372,493 and $106,458 respectively during 2000, as compared to $2,327,392 and $274,603 respectively during 1999. Trade accounts receivable from Cooper and Cooper Canada amounted to $29,920 and $73,506 respectively as of December 31, 2000, as compared to $350,563 and $202,166 respectively as of December 31, 1999.

     On September 25, 1996, the Company entered into a Stock Purchase Agreement and Distributorship Agreement with Hayward. Under the terms of the Stock Purchase Agreement, Hayward purchased 249,480 shares of the Company's Class A Common Stock from the Company, at a price of $8.02 per share, the approximate market value of the Class A Common Stock at the time. In addition, the Company granted 249,480 matching warrants for the purchase of additional shares, at an exercise price of $8.02 per share. Vesting of the warrants is tied to achievement of annual minimum purchase commitments contained in the Distributorship Agreement. The warrants have a 10-year life and expire September 25, 2006. As of December 31, 2000, total vested warrants in relation to Hayward's achievement of annual minimum purchase commitments is 199,584. Additionally, the Company issued 522,000 warrants to Hayward, as well as certain other pre-emptive rights, intended to ensure that Hayward's ownership of the Company does not fall below 10% of the Company's publicly traded shares. These warrants expired in May 1999. As of December 31, 1999, 28,837 warrants were exercisable as defined in the Stock Purchase Agreement.

     The Company had sales of $3,290,337 and $1,858,884 to Hayward during 2000 and 1999, respectively. Trade accounts receivable includes $458,919 and $444,908 due from Hayward at December 31, 2000 and 1999, respectively.

     The Company derived approximately 28% of its total revenues from Hayward in 2000 compared to approximately 19% in 1999. The Company was recently notified by Hayward of an alleged intentional violation by the Company of the distributorship agreement to which the Company and Hayward are parties as a result of the Company's sale of its products into the exclusive swimming pool, spa and hot tub market granted to Hayward thereunder. Hayward has informed the Company that it believes that the alleged violation is a material and non-curable breach of the distributorship agreement. As a result, the Company and Hayward have commenced negotiations with respect to the alleged breach and the terms of their relationship. The Company expects that these negotiations will lead to the termination of this relationship and the distributorship agreement.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2000

6.   CAPITAL STOCK (continued):

     ESCROWED SHARES - In connection with the Company's initial public offering,
     ---------------
     certain stockholders agreed to place an aggregate of 2,891,870 shares of their Class B Common Stock and 26,130 shares of Class A Common Stock into escrow. The escrowed shares would be transferred to the Company for no consideration if future earnings thresholds or stock bid price levels were not achieved. In the event the Company attained any of the earnings thresholds or stock bid prices for the release of escrowed shares to such stockholders, the Company would recognize compensation expense at such time based on the fair market value of the shares released to directors and employees. During 1997, 2,891,870 shares of Class B Common Stock held in escrow were voluntarily retired and returned to the Company treasury. Until March 29, 1999, 26,130 shares of Class A Common Stock were held in escrow. These shares were returned to the Company and retired in 1999.

7.   STOCK OPTION PLAN:

     The Company adopted a stock option plan that provides for the grant of incentive stock options and nonqualified stock options, and reserved 450,000 shares of the Company's Class A Common Stock for future issuance under the plan. The option price must be at least 100% of market value at the date of the grant and the options have a maximum term of 10 years.

     The following table summarizes activity of the stock option plan for the years ended December 31, 2000 and 1999:


                                                             Options            Number of          Weighted
                                                          Available for          Shares             Average
                                                          Future Grant        Under Option       Option Price
                                                     --------------------   ----------------   ----------------
          Balance, January 1, 1999                                110,368            284,429

            Options granted                                      (111,500)           111,500              $4.58
            Options exercised                                           -             (2,434)             $4.15
            Options cancelled                                     105,116           (105,116)             $7.15
                                                     --------------------   ----------------
          Balance, December 31, 1999                              103,984            288,379

            Options granted                                       (86,650)            86,650              $7.23
            Options exercised                                           -            (11,441)             $5.12
            Options cancelled                                      36,587            (36,587)             $5.86
                                                     --------------------   ----------------
          Balance, December 31, 2000                               53,921            327,001
                                                     ====================   ================

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2000

     7.  STOCK OPTION PLAN (continued):

     The weighted average fair value of options granted during 2000 and 1999 was $3.25 and $1.69 per option, respectively. At December 31, 2000, the 327,001 options outstanding under the plan are summarized in the following table:

                                                                 Weighted                 Weighted
                    Option              Range of                  Average                  Average
                    Shares           Exercise Prices           Exercise Price           Remaining Life
                 ------------       -----------------          --------------           --------------
                    125,101           $3.28 - $5.25                 $4.45                    7.19
                     74,250           $5.31 - $7.25                 $6.37                    7.08
                    127,650           $7.38 - $9.31                 $8.25                    7.22

     Options granted vest ratably over a three-year period or vest based on achievement of performance criteria. As of December 31, 2000, 213,639 options were vested and exercisable. These options are summarized below:

                                                                 Weighted                 Weighted
                    Option              Range of                  Average                  Average
                    Shares           Exercise Prices           Exercise Price           Remaining Life
                 ------------       -----------------          --------------           --------------
                    88,035            $3.28 - $5.25                $4.52                     7.65
                    46,452            $5.31 - $7.25                $6.50                     7.22
                    79,152            $7.38 - $9.31                $8.30                     6.57

     The Company applies the disclosure-only provisions of SFAS No. 123, but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation expense has been recognized for stock options granted under the plan. If the Company had elected to recognize compensation expense for stock options based on the fair value at grant date, consistent with the method prescribed by SFAS No. 123, net loss and loss per share would have been increased to the proforma amounts shown below:

                                       2000                  1999
                                    ----------            ----------
          Net  loss:
            As reported             $(259,211)            $(355,741)
            Proforma loss           $(408,929)            $(548,437)

          Basic EPS:
            As reported             $   (0.10)            $   (0.14)
            Proforma loss           $   (0.16)            $   (0.22)

          Diluted EPS:
            As reported             $   (0.10)            $   (0.14)
            Proforma loss           $   (0.16)            $   (0.22)

     These proforma amounts were determined using the Black-Scholes Valuation model with the following key assumptions: (a) an average discount rate of 6.17%; (b) a volatility factor of 35% based upon volatility of a comparable group of companies; and (c) an average expected option life of 7 years.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2000

8.   SIGNIFICANT CUSTOMERS/EXPORT SALES:

     Sales to foreign markets and significant customers as a percentage of the Company's total revenues were as follows:

                                         2000                1999
                                      -----------         -----------
          Foreign markets                 25%                 26%

          Significant customers           41%                 45%

9.   LOSS PER SHARE:

     The following table sets for the computation of basic and diluted earnings per share:

                                                                2000                   1999
                                                          ---------------         ---------------
          Numerator:
          Net  loss (numerator for basic and
             Diluted loss per share)                          $ (259,211)             $ (355,741)
                                                          ===============         ===============
          Denominator:
          Denominator for basic loss  per share
             -weighted average shares                          2,544,005               2,504,583

          Effect of dilutive securities:
             Options                                                   -                       -
             Warrants                                                  -                       -
                                                          ---------------         ---------------
             Dilutive potential shares                                 -                       -
                                                          ---------------         ---------------
          Denominator for diluted loss per share
             -adjusted weighted average shares                 2,544,005               2,504,583
                                                          ===============         ===============
          Basic loss  per share                               $    (0.10)             $    (0.14)
                                                          ===============         ===============
          Diluted loss  per share                             $    (0.10)             $    (0.14)
                                                          ===============         ===============

     The employee stock options and certain warrants issued to Hayward (see Notes 6 and 7) are not included in the computation of loss per share for 2000 and 1999 because the related shares are contingently issuable or to do so would have been anti-dilutive. The Class A and Class B warrants, employee stock options, certain warrants issued to Hayward and the escrowed shares (see Notes 6 and 7) are not included in the computation of loss per share for 2000 and 1999 because the related shares are contingently issuable or to do so would have been anti-dilutive.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2000

10.  BENEFIT PLANS:

     The Company has established a profit sharing plan that permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. The Company made matching contributions equal to 50%, of the participants' contributions, to a maximum of 3% of the participants' salary, totaling $37,463 and $29,874 for 2000 and 1999, respectively.

     The Company has established a bonus plan, based on targeted sales levels, which provides incentive compensation for sales employees. Amounts charged to expense for bonuses to these employees were $65,029 and $33,049 for 2000 and 1999, respectively.

11.  ADVERTISING COSTS:

     The Company promotes its product lines primarily through print media. Such media includes trade publications, trade shows and promotional brochures. Advertising expenses included in selling, general and administrative expenses were approximately $206,400 and $193,300 for the years ended December 31, 2000 and 1999, respectively.

12.  CONTINGENCIES:

     In September 1999, WPI Electronics ('WPI") filed a lawsuit against the Company for breach of contract in the United States District court for the District of New Hampshire (Case number C-99-426-B) relating to the delivery of goods and claiming approximately $576,000 in damages. The Company filed a motion to dismiss this action and a separate action against WPI in the U.S. District Court for the Middle District of Florida claiming that the goods delivered by WPI were defective and claiming approximately $1,646,000 in damages including recovery of inventory on hand and goods previously returned but already paid approximating $198,000. The Company intends to defend the lawsuit vigorously. Due to the status of the litigation proceedings management is unable to estimate the possible loss or recovery or range of loss or recovery, if any at this time.

                         INTERIM FINANCIAL STATEMENTS

SUPER VISION INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                      (Unaudited)
                                                                     September 30,           December 31,
                                                                         2001                   2000
                                                                     ------------            -----------
                                ASSETS
Current Assets:
    Cash and cash equivalents                                         $ 1,548,916            $ 1,673,639
    Investments                                                           897,556              1,398,517
    Trade accounts receivable, less allowance for doubtful
      accounts of $112,721 at September 30, 2001 and $146,693
      at December 31, 2000                                              1,802,004              2,024,701
    Inventories, less reserve of $293,575 at September 30,
      2001 and $411,474 at December 31, 2000                            2,517,174              2,302,154
    Prepaid expense                                                       129,781                 83,348
    Other assets                                                           30,519                 26,000
                                                                     ------------            -----------
           Total current assets                                         6,925,950              7,508,359
                                                                     ------------            -----------

Property and Equipment                                                  7,177,696              6,958,365
    Accumulated depreciation and amortization                          (2,769,586)            (2,271,136)
                                                                     ------------            -----------
           Net property and equipment                                   4,408,110              4,687,229

Goodwill, less accumulated amortization of $7,487 at
 September 30, 2001 and $4,679 at December 31, 2000                        18,717                 21,524
Patents and trademarks, less amortization of $51,398 at
 September 30, 2001 and $41,028 at December 31, 2000                      134,371                134,321
Other Assets                                                              166,407                160,327
                                                                     ------------            -----------
                                                                      $11,653,555            $12,511,760
                                                                     ============            ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable                                                  $ 1,211,774            $ 1,317,007
    Accrued compensation and benefits                                       7,362                 86,918
    Deposits                                                               35,811                 25,753
    Current portion of obligation under capital lease                      86,702                 68,388
                                                                     ------------            ------------
           Total current liabilities                                    1,341,649              1,498,066

Obligation Under Capital Lease less current portion                     2,994,419              3,060,556

Stockholders' Equity:
    Preferred stock, $.001 par value, 5,000,000 shares
      authorized, none issued                                                  --                     --
    Class A common stock, $.001 par value, authorized
      16,610,866 shares, 2,082,610 and 2,065,543 issued
      and outstanding at September 30, 2001 and December 31,                2,083                  2,066
      2000, respectively
    Class B common stock, $.001 par value, authorized
      3,389,134 shares, 483,264 issued and outstanding                        483                    483
    Accumulated other comprehensive loss                                  (23,292)                (9,938)
    Additional paid-in-capital                                         10,597,336             10,520,808
    Accumulated deficit                                                (3,259,123)            (2,560,281)
                                                                     ------------            -----------
           Total stockholders' equity                                   7,317,487              7,953,138
                                                                     ------------            -----------
                                                                      $11,653,555            $12,511,760
                                                                     ============            ===========

See accompanying notes to unaudited condensed consolidated financial statements.

SUPER VISION INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

                                                                                 Nine Months
                                                                             Ended September 30,
                                                                     2001                        2000
                                                               ------------------          -----------------
Revenues                                                          $8,786,708                 $7,648,531

Cost and Expenses:
     Cost of sales                                                 5,849,474                  5,353,641
     Selling, general and administrative                           3,095,439                  2,168,859
     Research and development                                        323,573                    334,823
                                                                  ----------                 ----------
               Total costs and expenses                            9,268,486                  7,857,323

Operating Loss                                                      (481,778)                  (208,792)

Non-Operating Income (Expense):
     Interest income                                                 102,659                    133,437
     Interest expense                                               (324,453)                  (329,721)
     Other income                                                     12,550                     83,570
     Gain (Loss) on sale of investments                               (7,820)                     3,135
     Loss on disposal of fixed assets                                      -                    (15,531)
                                                                  ----------                 ----------
               Total net non-operating expense                      (217,064)                  (125,110)

Loss Before Income Taxes                                            (698,842)                  (333,902)

Income Tax Expense                                                         -                          -
                                                                  ----------                 ----------
Net Loss                                                          $ (698,842)                $ (333,902)
                                                                  ==========                 ==========
Net Loss Per Common Share:

     Basic                                                        $    (0.27)                $    (0.13)
                                                                  ==========                 ==========
     Diluted                                                      $    (0.27)                $    (0.13)
                                                                  ==========                 ==========

See accompanying notes to unaudited condensed consolidated financial statements.

SUPER VISION INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

                                                                                                      Nine Months
                                                                                                   Ended September 30,
                                                                                                  2001            2000
                                                                                               ----------      -----------
Cash Flows from Operating Activities:
Net loss                                                                                       $ (698,842)     $ (333,902)

 Adjustments to reconcile net loss to net cash (used in) provided by
 Operating activities:
   Depreciation and amortization                                                                  522,926         531,051
   Loss on disposal of fixed assets                                                                    --          15,531
   (Decrease) increase in inventory reserve                                                      (117,899)        147,262
   Changes in operating assets and liabilities:
  Unrealized loss on available for sale securities                                                (13,354)             --
    (Increase) decrease in:
     Trade accounts receivable, net                                                               222,697         515,724
     Inventories                                                                                  (97,122)       (366,209)
     Prepaid expense                                                                              (46,433)        (61,753)
     Other assets                                                                                 (21,897)         43,828
    Increase (decrease) in:
     Accounts payable                                                                            (105,233)       (262,583)
     Accrued compensation and benefits                                                            (79,556)        (69,104)
     Deposits                                                                                      10,058          (7,922)
                                                                                               ----------      ----------
      Total adjustments                                                                           274,187         485,825
                                                                                               ----------      ----------
      Net cash (used in) provided by operating activities                                        (424,655)        151,923

Cash Flows from Investing Activities:
 Purchase of property and equipment                                                              (219,331)       (114,213)
 Proceeds from sale of investments                                                              1,001,910              --
 Purchase of investments                                                                         (500,949)        (16,884)
 Acquisition of patents and trademarks                                                            (10,420)         (2,028)
 Deposits on equipment                                                                                 --         (12,559)
 Proceeds from disposal of equipment and furniture                                                     --           4,118
                                                                                               ----------      ----------
      Net cash provided by (used in) investing activities                                         271,210        (141,566)

Cash Flows from Financing Activities:
 Cost on issuance of common stock                                                                      --          36,174
 Payments on capital lease obligation                                                             (47,823)        (34,478)
 Proceeds from exercise of employee stock options                                                  76,545          58,577
                                                                                               ----------      ----------
      Net cash provided by financing activities                                                    28,722          60,273
                                                                                               ----------      ----------

Net (Decrease) Increase in Cash and Cash Equivalents                                             (124,723)         70,630

Cash and Cash Equivalents, beginning of period                                                  1,673,639       1,172,855
                                                                                               ----------      ----------

Cash and Cash Equivalents, end of period                                                       $1,548,916      $1,243,485
                                                                                               ==========      ==========

See accompanying notes to unaudited condensed consolidated financial statements.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


1. Summary of Significant Accounting Policies:

     Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Super Vision International, Inc. and its wholly owned subsidiary Oasis Waterfalls, LLC (collectively, the "Company"). All significant inter-company balances and transactions have been eliminated.

     In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring accruals necessary to present fairly the Company's consolidated financial position, results of operations and cash flows for the periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

     The condensed consolidated financial statements should be read in conjunction with the financial statements and the related disclosures contained in the Company's Form 10-KSB dated March 22, 2001, filed with the Securities and Exchange Commission.

     Business

     The Company is engaged in the design, manufacture and marketing of SIDE-GLOW/(R)/ and END GLOW/(R)/ fiber optic lighting cables, light sources, waterfalls and "point-to-point" fiber optic signs and displays as well as LED lighting products. The Company's products have a wide variety of applications in the signage, swimming pool, architectural, advertising and retail industries.

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Research and Development

     Research and development costs to develop new products are charged to expense as incurred.

     Advertising

     Advertising costs, included in selling, general and administrative expenses, are expensed when the advertising first takes place.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) - CONTINUED


1. Summary of Significant Accounting Policies  (Continued:


     Cash Equivalents

     Temporary cash investments with an original maturity of three months or less are considered to be cash equivalents.

     Investments

     Marketable equity securities and debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as comprehensive income (loss) and in a separate component of stockholders' equity. The amortized costs of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold are based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income. Unrealized losses on securities at September 30, 2001 or December 31, 2000 were $23,292 and $9,938 respectively.

     At September 30, 2001, investments were comprised of equity securities of $904,903. The investment in U.S. Corporate Securities matured in August 2001.

     Derivative Investments and Hedging Activities

     As of January 1, 2001, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. FASB Statement 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either offset against the change in fair value of the hedged item through earnings or be recognized in comprehensive income until the hedged item is recognized in earnings. As of and since the adoption of FASB 133, the Company has not entered into any derivative instruments, as defined in the statement.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) - CONTINUED

2.   Inventories:
     Inventories consisted of the following components:

                                                          (Unaudited)
                                                          September 30,                 December 31,
                                                              2001                         2000
                                                        ----------------              --------------
          Raw materials                                  $   1,990,971                $   1,759,504
          Work in progress                                       8,083                       12,461
          Finished goods                                       811,695                      941,663
                                                        ----------------              --------------
                                                             2,810,749                    2,713,628
          Less: Reserve for excess inventory                  (293,575)                    (411,474)
                                                        ----------------              --------------
                                                         $   2,517,174                $   2,302,154
                                                        ================              ==============


3.   Capital Lease:

      The Company leases its operating facility from a corporation owned by the Company's Chief Executive Officer. The lease has a fifteen-year term, and became effective June 15, 1997, extending through June 15, 2012.

      Assets recorded under capital lease and included in property and equipment are as follows:

          Office/Warehouse building                        $3,081,000
          Less accumulated amortization                      (872,950)
                                                           ----------
                                                           $2,208,050
                                                           ----------

     Future minimum annual lease payments for remainder of 2001 and years subsequent thereto in the aggregate are as follows:

          2001                                                                  $   154,249
          2002                                                                      610,596
          2003                                                                      628,404
          2004                                                                      641,127
          2005                                                                      659,821
          2006 and thereafter                                                     4,604,030
                                                                                -----------
          Minimum lease payments                                                  7,298,227
          Less amount representing interest and executory costs                  (4,217,106)
                                                                                -----------
          Present value of net minimum lease payments under capital lease       $ 3,081,121
                                                                                ===========

     Deposits paid under this lease agreement totaled $59,167 at September 30, 2001.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) - CONTINUED

4. Stock Option Plan:

   The Company has a stock option plan that provides for the grant of incentive stock options and nonqualified stock options for up to 450,000 shares of the Company's Class A common stock under the plan. The option price must be at least 100% of market value at the date of the grant.

   The following table summarizes activity of the stock option plan for the nine-month period ended September 30, 2001:

                                                                                           Number
                                                             Options                        Of                        Option
                                                          Available for                   Shares                      Price
                                                          Future Grant                  Under Option                Per Share
                                                          ------------                 -------------              -------------
        Balance, January 1, 2001                             53,921                      327,001                  $3.28 - $9.31
                      Options granted                       (40,100)                      40,100                  $5.88 - $7.63
                      Options exercised                           -                      (17,067)                 $3.28 - $6.00
                      Options cancelled                      24,050                      (24,050)                 $5.94 - $9.31
                                                          ------------                 -------------
        Balance, September 30, 2001                          37,871                      325,984
                                                          ============                 =============

          Options granted vest ratably over a three-year period or vest based on achievement of certain performance criteria. As of September 30, 2001, 241,023 options were vested and exercisable.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)  - CONTINUED

5.   Loss Per Share:

     The following table sets forth the computation of basic and diluted loss per share in accordance with SFAS No. 128, "Earnings per Share."

                                                                For the Three Months Ended          For the Nine Months Ended
                                                                     September 30,                       September 30,
                                                                 2001                  2000            2001            2000
                                                              -----------           -----------     -----------    ------------
       Numerator:
       Net loss (numerator for basic and
          diluted earnings per share)                         $ (418,804)           $  (68,870)     $ (698,842)    $ (333,902)
       Denominator:
       Denominator for basic earnings per share
          -weighted average shares                             2,565,582             2,572,095       2,558,735      2,568,556

       Effect of dilutive securities:
          Options                                                      -                     -               -              -
          Warrants                                                     -                     -               -              -
                                                              -----------           -----------     -----------    ------------
          Dilutive potential shares                                    -                     -               -              -
       Denominator for diluted earnings per share              2,565,582             2,572,095       2,558,735      2,568,556
          -adjusted weighted average shares
                                                              ===========           ===========     ===========    ============

       Basic loss per share                                   $    (0.16)           $    (0.03)     $    (0.27)    $    (0.13)
                                                              ===========           ===========     ===========    ============

       Diluted loss per share                                 $    (0.16)           $    (0.03)     $    (0.27)    $    (0.13)
                                                              ===========           ===========     ===========    ============

     Certain warrants are not included in the computation of loss per share because the related shares are contingently issuable or to do so would have been anti-dilutive for the periods presented.

6.   Contingencies

     Effective as of July 26, 2001, the Company and Hayward Industries, Inc. ("Hayward") entered into an agreement (the "Primary Agreement") resolving primary issues relating to the distribution relationship between the parties, including the Distributorship Agreement between the Company and Hayward dated as of September 25, 1996 (the "Distributorship Agreement"). Effective August 15, 2001 the Company and Hayward executed a Confidential Resolution Agreement incorporating the terms and conditions of the Primary Agreement and resolving all of the remaining issues relating to their business relationships.

     Pursuant to the terms of the Confidential Resolution Agreement, Hayward has requested the Company to repurchase (at Hayward's cost of $300,000) certain fiber optic lighting products previously sold by the Company to Hayward. The Company is obligated to deliver $150,000 to Hayward on or before December 31, 2001 and $150,000 on or before January 1, 2002. In connection with exercising this option to request the company to repurchase certain inventory, Hayward has elected to forfeit warrants covering 49,896 shares of the Company's class A common stock. The shares underlying Hayward's remaining warrants and other shares of the Company's stock owned by Hayward are subject to certain registration rights.

SUPER VISION INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)  - CONTINUED

6.   Contingencies (Continued):

     In accordance with the Confidential Resolution Agreement, the Company has dismissed all of it's litigation against Hayward for alleged violations of previous contracts and relationships and Hayward has released claims, rights and causes of action it has alleged against the Company as outlined in the Confidential Resolution Agreement. Under the Confidential Resolution Agreement the Distributorship Agreement terminated effective September 30, 2001, including Hayward's exclusive worldwide rights to sell the Company's pool related products.

     As part of the Confidential Resolution Agreement, Hayward has agreed not to sell fiber optic pool lighting products to customers in the United States or Canada, and the Company has agreed to pay Hayward royalties on gross sales of fiber optic pool lighting products sold by the Company to customers in the United States and Canada over a term of five years, at the rate of 5% of gross sales in the first year, 3% in the second and third years, and 2% in the fourth and fifth years; with a $100,000 minimum payment during each of years one and two.

     Pursuant to the terms of the Confidential Resolution Agreement, Hayward has requested the Company to repurchase (at Hayward's cost of $300,000) certain fiber optic lighting products previously sold by the Company to Hayward. The Company is obligated to deliver $150,000 to Hayward on or before December 31, 2001 and $150,000 on or before January 1, 2002. In connection with exercising this option to request the company to repurchase certain inventory, Hayward has elected to forfeit warrants covering 49,896 shares of the Company's class A common stock. The shares underlying Hayward's remaining warrants and other shares of the Company's stock owned by Hayward are subject to certain registration rights.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Under Section 145 of the Delaware General Corporation Law, Super Vision can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Certificate of Incorporation also includes a provision limiting director liability to us, or our stockholders, for monetary damages arising from certain acts or omissions in a director's capacity as a director. In addition, we have the ability to maintain insurance on behalf of our directors and officers to insure them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

         Our registration rights agreement with the selling stockholder contains reciprocal agreements of indemnity between us and the selling stockholders as to certain liabilities, including liabilities under the Securities Act and in certain circumstances could provide for indemnification of our directors and officers.

         We have entered into indemnification agreements with each of our directors and executive officers which provide that we will indemnify our directors and executive officers against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of our company.

Item 25. Other Expenses of Issuance and Distribution

         The estimated expenses of this offering, all of which are to be paid by the Registrant, are as follows:

               SEC Registration Fee                       $   685.01
               Printing Expenses                            1,000.00
               Accounting Fees and Expenses                20,000.00
               Legal Fees and Expenses                     25,000.00
               Miscellaneous Expenses                       1,500.00

               Total                                      $48,185.01


Item 26. Recent Sales of Unregistered Securities

         During the past three years, the Registrant has sold the following securities pursuant to exemptions form registration under the Securities Act of 1933, as amended:

         1. On November 23, 1998, we entered into a Stock Purchase Agreement with Cooper Lighting, Inc., a subsidiary of Cooper Industries, Inc. (a New York Stock Exchange Company trading under the symbol "CBE") pursuant to which we sold to Cooper Industries, Inc. 250,369 shares of our Class A common stock, for a purchase price of $2,000,000. In addition, we entered into a distributorship agreement with two of Cooper's subsidiaries pursuant to which they were granted certain exclusive distribution rights in the United States and Canada to market and sell our fiber optic lighting products in certain markets including the architectural market. Cooper was also granted a ten-year warrant to purchase an additional 250,369 shares of Class A

Common Stock of the Company at $8.02 per share. Vesting of this warrant was tied to achievement of certain annual minimum purchase commitments by Cooper. Cooper did not meet its minimum purchase commitments. As of a result, Cooper cannot purchase any shares under this warrant. In addition, we issued 517,950 warrants to Cooper to purchase shares of our Class A common stock at fair market value if the number of our outstanding shares of Class A common stock increased as a result of the exercise of other outstanding warrants to purchase our stock. This warrant expired unexercised in May 1999.

     On March 27, 1997, we granted a 10-year warrant for 289,187 shares of our Class A common stock to the Kingstone Family Limited Partnership II ("KFLP II"), of which our Chairman and Chief Executive Officer, Brett Kingstone, controls and is the general partner. As part of the November 1998 transaction with Cooper, KFLP II granted an option to purchase up to 28,918 shares of the Class A common stock underlying the warrant upon the warrant's full or partial exercise to Cooper.

     KFLP II has also granted an option to purchase up to 28,918 shares of the Class A common stock underlying the warrant upon the warrant's full or partial exercise to Hayward Industries, Inc.

     The foregoing sales were made in reliance on Section 4(2) of the Securities Act of 1933. No general advertisement or solicitation of offerees was made and all purchasers signed and delivered to the Registrant agreements wherein they represented, among other things, that the securities would be held for their own account for investment only and not with the intent to engage in a distribution of such securities. The certificates representing such securities bear legends restricting transferability in transactions not registered under the Securities Act of 1933, and the securities registers of the Registrant bear stop transfer legends.

Item 27.  Exhibits

          3.1    Certificate of Incorporation of the Company/(1)/
          3.2    Amendment to Certificate of Incorporation/(1)/
          3.3    Amendment to Certificate of Incorporation/(8)/
          3.4    Amendment to Certificate of Incorporation/(7)/
          3.5    Bylaws/(1)/
          4.1    Form of Class A Common Stock Certificate*
          5.1    Opinion of Katz, Kutter, Haigler, Alderman, Bryant & Yon, P.A.*
         10.1 Super Vision International, Inc. 1994 Stock Option Plan, as amended and restated/(7)/
         10.2    Employment Agreement between the company and Brett M.
                 Kingstone/(1)/
         10.3    Form of Indemnification Agreement/(1)/
       10.4.1    Lease for Presidents Drive facility*
       10.4.2    Amendment to lease for Presidents Drive facility*
         10.5 Warrant Agreement dated as of March 31, 1997 between the company and Brett M. Kingstone/(2)/
         10.6 Stock Purchase Agreement between the company and Hayward Industries, Inc. dated as of September 25, 1996, including exhibits/(3)/
         10.7 Stock Purchase Agreement between the company and Cooper Lighting, Inc. dated as of November 23, 1998, including exhibits/(4)/
         10.8    Agreement between the Kingstone Family Limited Partnership II and Hayward Industries, Inc. dated as of March 9, 1999*
         10.9    Amendment to Registration Rights Agreement between the company and Hayward Industries, Inc. dated as of March 9, 1999*
         21.1    Subsidiaries of the Registrant/(9)/
         23.1 Consent of Ernst & Young LLP (included in Part II of the Registration Statement)*

       23.2  Consent of Katz, Kutter, Haigler, Alderman, Bryant & Yon, P.A.
             (included in its opinion filed as Exhibit 5.1 hereto)*
       24.1  Power of Attorney (included on signature page of Registration
             Statement)*

-------------------------
*Filed herewith

/(1)/ Incorporated by Reference to the Registrant's Registration Statement on Form SB-2 (File No. 33-74742)
/(2)/ Incorporated by Reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997
/(3)/ Incorporated by reference to the Registrant's Current Report on Form 8-K dated September 25, 1996
/(4)/ Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997
/(5)/ Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1997
/(6)/ Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998
/(7)/ Incorporated by reference to the Registrant's Definitive Proxy Statement filed April 29, 1997
/(8)/ Incorporated by reference to the Registrant's Definitive Proxy Statement filed April 22, 1998
/(9)/ Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2000

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 28. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) include any additional or changed material information on the plan of distribution.

     2. That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 19th day of November 2001.

                                                SUPER VISION INTERNATIONAL, INC.



                                                By: /s/ Brett M. Kingstone
                                                   -----------------------------
                                                   Brett M. Kingstone, Chairman
                                                   and Chief Executive Officer

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints Brett M. Kingstone his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signatures                                                   Title                                     Date
----------                                                   -----                                   --------
 /s/ Brett M. Kingstone
-----------------------------------
Brett M. Kingstone                          Chairman of the Board and Chief                           November 19, 2001
                                            Executive Officer (Principal Executive
                                            Officer)

 /s/ Larry J. Calise
-----------------------------------
Larry J. Calise                            Chief Financial Officer (Principal                         November 19, 2001
                                           Financial and Accounting Officer)

 /s/ Anthony T. Castor
-----------------------------------
Anthony T. Castor                          Director                                                   November 19, 2001


 /s/ Brian McCann
-----------------------------------
Brian McCann                               Director                                                   November 19, 2001

 /s/ Edgar Protiva
----------------------------------
Edgar Protiva                              Director                                                    November 19, 2001


 /s/ Robert Wexler
----------------------------------
Robert Wexler                              Director                                                    November 19, 2001


 /s/ Fritz Zeck
----------------------------------
Fritz Zeck                                 Director                                                    November 19, 2001

              Consent of Independent Certified Public Accountants


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 7, 2001, with respect to the financial statements of Super Vision International, Inc. included in the Registration Statement (Form SB-2 No. 333-00000) and related Prospectus of Super Vision International, Inc. for the registration of 428,086 shares of its common stock.

                                             /s/ Ernst & Young LLP


Orlando, Florida
November 19, 2001

EXHIBIT INDEX.doc

                                 EXHIBIT INDEX
                                 -------------

4.1      Form of Class A Common Stock Certificate

5.1      Opinion of Katz, Kutter, Haigler, Alderman, Bryant & Yon, P.A.

10.4.1   Lease for Presidents Drive facility

10.4.2   Amendment to lease for Presidents Drive facility

10.8     Agreement between the Kingstone Family Limited Partnership II and
         Hayward Industries, Inc. dated as of March 9, 1999

10.9 Amendment to Registration Rights Agreement between the company and Hayward Industries, Inc. dated as of March 9, 1999

23.1     Consent of Ernst & Young LLP (included in Part II of the Registration
         Statement)

23.2     Consent of Katz, Kutter, Haigler, Alderman, Bryant & Yon, P.A.
         (included in its opinion filed as Exhibit 5.1 hereto)

24.1     Power of Attorney (included on signature page of Registration
         Statement)